Exhibit (a)(1)(A)

This document is important and requires your immediate attention. If you are in any doubt as to how to deal with it, you are urged to consult your broker, dealer, bank manager, lawyer, accountant or other professional advisor. This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to Shareholders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of that jurisdiction. However, Algoma may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and to extend this Offer to Shareholders in such jurisdiction in accordance with applicable laws.

This Offer has not been approved by any securities regulatory authority nor has any securities regulatory authority passed upon the fairness or merits of the Offer or upon the adequacy of the information contained in this document. Any representation to the contrary is an offence.

June 21, 2022

OFFER TO PURCHASE FOR NOT MORE THAN US$400,000,000 IN CASH

UP TO 45,714,285 OF ITS COMMON SHARES AT A PURCHASE PRICE OF

NOT LESS THAN US$8.75 AND NOT MORE THAN US$10.25 PER COMMON SHARE

Algoma Steel Group Inc. (“Algoma”, the “Corporation”, “we” or “us”) invites its shareholders (the “Shareholders”) to tender, for purchase and cancellation by the Corporation, common shares of the Corporation (the “Shares”) pursuant to (i) auction tenders in which the tendering Shareholders specify a price of not less than US$8.75 per Share and not more than US$10.25 per Share in increments of US$0.10 per Share (“Auction Tenders”), or (ii) purchase price tenders in which the tendering Shareholders do not specify a price per Share, but rather agree to have Shares purchased at the Purchase Price (as defined below) that is determined as provided herein (“Purchase Price Tenders”). The invitation and all tenders of Shares are subject to the terms and conditions set forth in this offer to purchase (the “Offer to Purchase”), the accompanying Issuer Bid Circular (the “Circular”) and the related Letter of Transmittal and Notice of Guaranteed Delivery (which together constitute the “Offer”).

The Offer will commence on the date set forth below and expire at 5:00 p.m. (Eastern time) on July 27, 2022, unless withdrawn, extended or varied by Algoma (such time on such date, the “Expiration Date”). Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer. The Offer is not conditional upon the receipt of financing or any minimum number of Shares being tendered. The Offer is, however, subject to other conditions and Algoma reserves the right, subject to applicable laws, to withdraw the Offer and not take up and pay for any Shares tendered under the Offer if certain events occur. See “Offer to Purchase – Conditions of the Offer”.

Promptly following the Expiration Date, the Corporation will determine a single price per Share (the “Purchase Price”), taking into account the total number of Shares tendered and the prices specified, or deemed specified, by tendering Shareholders, which will not be less than US$8.75 per Share and not more than US$10.25 per Share, that is the lowest price that enables it to purchase the maximum number of Shares properly tendered and not withdrawn pursuant to the Offer having an aggregate Purchase Price not exceeding US$400,000,000. If the Purchase Price is determined to be US$8.75 (which is the minimum Purchase Price under the Offer), the maximum number of Shares that may be purchased by the Corporation is 45,714,285 Shares. If the Purchase Price is determined to be US$10.25 (which is the maximum Purchase Price under the Offer), the maximum number of Shares that may be purchased by the Corporation is 39,024,390 Shares. For the purpose of determining the Purchase Price, Shares tendered pursuant to a Purchase Price Tender will be considered to have been tendered at US$8.75 per Share (which is the minimum Purchase Price under the Offer). All Shares purchased under the Offer will be purchased at the same Purchase Price, even if some of the Shares are tendered below the Purchase Price. However, Shares tendered by a Shareholder pursuant to an Auction Tender will not be purchased by the Corporation pursuant to the Offer if the price specified by the Shareholder is greater than the Purchase Price. A Shareholder who wishes to tender Shares, but who does not wish to specify a price at which such Shares may be purchased by the Corporation, should make a Purchase Price Tender. Shareholders who tender Shares without making a valid Auction Tender or Purchase Price Tender will be deemed to have made a Purchase Price Tender, understanding that for the purpose of determining the Purchase Price, Shares tendered pursuant to a Purchase Price Tender will be considered to have been tendered at the minimum price of US$8.75 per Share. Each Shareholder should understand that making a Purchase Price Tender may cause the Purchase Price to be lower than would otherwise be the case.

Each Shareholder who has properly tendered Shares pursuant to an Auction Tender at or below the Purchase Price or pursuant to a Purchase Price Tender, and who has not properly withdrawn such Shares, will receive the Purchase Price, payable in cash (subject to applicable withholding taxes, if any), for all Shares purchased, on the terms and subject to the conditions of the Offer, including the provisions relating to pro-ration described herein.

If the aggregate Purchase Price for the Shares properly tendered and not withdrawn pursuant to the Offer by Purchase Price Tender or by Auction Tender at or below the Purchase Price (the “Successfully Tendered Shares”) by Shareholders (the “Successful Shareholders”) exceeds US$400,000,000, then the Successfully Tendered Shares will be purchased on a pro rata basis according to the number of Shares tendered (or deemed to be tendered) by the Successful Shareholders (with adjustments to avoid the purchase of fractional Shares), except that “Odd Lot” tenders (as described herein) will not be subject to pro-ration. See “Offer to Purchase – Number of Shares and Pro-Ration”.

The Purchase Price and the aggregate amount payable to tendering Shareholders (net of applicable withholding taxes, if any) will be denominated in U.S. dollars. Algoma will pay for Shares tendered in U.S. dollars. See “Offer to Purchase – Taking Up and Payment for Tendered Shares”.

All tendered Shares not purchased, including all Shares tendered pursuant to Auction Tenders at prices greater than the Purchase Price, Shares not purchased due to pro-ration and Shares not accepted for purchase, will be returned to the tendering Shareholder promptly after the Expiration Date or termination of the Offer without expense to the tendering Shareholder.

As of June 17, 2022, there were 146,868,096 Shares issued and outstanding and, accordingly, the Offer is for a maximum of approximately 31.13% of the total number of issued and outstanding Shares if the Purchase Price is determined to be US$8.75 (being the minimum Purchase Price under the Offer), and for approximately 26.57% if the Purchase Price is determined to be US$10.25 (being the maximum Purchase Price under the Offer).

The Shares are listed and posted for trading on the Toronto Stock Exchange (the “TSX”) and The Nasdaq Stock Market (“Nasdaq”) under the symbol ‘ASTL’. On June 14, 2022, the date prior to the announcement of the Corporation’s intention to proceed with a substantial issuer bid, the closing price on the TSX was Cdn$10.24 per Share and on Nasdaq was US$7.90 per Share. On June 17, 2022, the closing price on the TSX was Cdn$12.07 per Share and on Nasdaq was US$9.24 per Share. Shareholders are urged to obtain current market quotations for the Shares.

Algoma’s Board of Directors has approved the Offer. However, none of Algoma, its Board of Directors, BMO Nesbitt Burns Inc. and BMO Capital Markets Corp., the dealer managers for the Offer (together referred to as the “Dealer Managers”), or TSX Trust Company, the depositary for the Offer (the “Depositary”), makes any recommendation to any Shareholder as to whether to tender or refrain from tendering Shares under the Offer, whether Shareholders should elect an Auction Tender or a Purchase Price Tender, or as to the purchase price or purchase prices at which Shareholders may tender Shares under the Offer. Shareholders must make their own decisions as to whether to tender Shares under the

Offer, and, if so, how many Shares to tender and the price or prices at which to tender. The Corporation’s directors and executive officers have advised the Corporation that they do not intend to tender Shares under the Offer.

Shareholders should carefully consider all relevant factors with their own financial advisors, including the income tax consequences of tendering Shares under the Offer. For some Shareholders, the income tax treatment of selling Shares to the Corporation under the Offer may be materially different from the income tax treatment of selling Shares in the market. See “Issuer Bid Circular – Income Tax Consequences”.

Shareholders wishing to tender all or any portion of their Shares pursuant to the Offer must comply in all respects with the delivery procedures described herein. See “Offer to Purchase – Procedure for Tendering Shares”.

The Offer expires at 5:00 p.m. (Eastern time) on July 27, 2022 unless withdrawn, extended or varied.

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER, HOWEVER, NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE CORPORATION OR THE BOARD OF DIRECTORS AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER OR WHETHER SHAREHOLDERS SHOULD ELECT AN AUCTION TENDER OR A PURCHASE PRICE TENDER. OUR DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE, THE CIRCULAR, THE LETTER OF TRANSMITTAL OR THE NOTICE OF GUARANTEED DELIVERY IS CORRECT AS OF ANY TIME OTHER THAN THE DATE OF THIS OFFER TO PURCHASE OR THAT THERE HAVE BEEN NO CHANGES IN THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE HEREIN OR THE AFFAIRS OF ALGOMA OR ANY OF ITS SUBSIDIARIES OR AFFILIATES SINCE THE DATE HEREOF. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN AS SET FORTH IN THIS OFFER. IF GIVEN OR MADE, ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE CORPORATION, THE BOARD OF DIRECTORS, THE DEALER MANAGERS, CORMARK SECURITIES INC. (“CORMARK”) OR THE DEPOSITARY.

No Canadian, U.S. or foreign commission has approved or disapproved of this Offer or passed upon the merits or fairness of this Offer or passed upon the adequacy or accuracy of the information contained in this document. Any representation to the contrary is unlawful and may be a criminal offense.

Any questions or requests for information regarding the Offer should be directed to the Depositary or the Dealer Managers at the addresses, telephone and facsimile numbers of the Depositary and the Dealer Managers set forth below. You may request additional copies of this Offer to Purchase, the Circular and the related Letter of Transmittal and Notice of Guaranteed Delivery from the Depositary, which will promptly furnish to Shareholders additional copies of these materials at the Corporation’s expense.

The Dealer Managers for the Offer are:

In Canada: BMO Nesbitt Burns Inc. First Canadian Place 100 King St. W. Toronto, Ontario M5X 1H3 Email: AlgomaSIB@bmo.com	In the United States: BMO Capital Markets Corp. 3 Times Square, 28th Floor New York, NY 10036 Email: AlgomaSIB@bmo.com

The Depositary for the Offer is:

TSX Trust Company

1 Toronto Street

Suite 1200

Toronto, Ontario M5C 2V6

Attention: Corporate Actions

Telephone: (416) 682-3860

Toll Free: 1-800-387-0825

E-mail: shareholderinquiries@tmx.com

INFORMATION FOR UNITED STATES SHAREHOLDERS

The Corporation has filed with the U.S. Securities and Exchange Commission (the “SEC”) a Schedule TO with respect to the Offer, pursuant to Section 13(e)(1) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 13e-4(c)(2) promulgated thereunder. See “Offer to Purchase – Additional Information”.

THE OFFER HAS NOT BEEN APPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR UPON THE ACCURACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE AND CIRCULAR AND ANY RELATED DOCUMENTS, AND ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND MAY BE A CRIMINAL OFFENSE.

The enforcement by Shareholders of civil liabilities under U.S. federal and state securities laws may be adversely affected by the fact that Algoma is incorporated under the laws of British Columbia, that some of its officers and directors and some of the experts named in this Offer to Purchase and Circular are residents of countries other than the United States, and that a substantial portion of the assets of Algoma and such persons are located outside the United States. It may be difficult to effect service of process on Algoma, its officers and directors and the experts named in this Offer to Purchase and Circular. In addition, U.S. Shareholders should not assume that courts in Canada or in the countries where such directors and officers reside or in which Algoma’s non-U.S. assets or the assets of such persons are located (i) would enforce judgments of U.S. courts obtained in actions against Algoma or such persons predicated upon civil liability provisions of U.S. federal or state securities laws as may be applicable, or (ii) would enforce, in original actions, any asserted liabilities against Algoma, its subsidiaries or such persons predicated upon such laws. Enforcement of any asserted civil liabilities under U.S. securities laws may be further adversely affected by the fact that some or all of the experts named in the Offer may be residents of Canada.

United States Shareholders should be aware that the acceptance of the Offer will have certain tax consequences under United States and Canadian law. See “Issuer Bid Circular – Income Tax Consequences”. Shareholders should consult their own tax advisors with respect to their particular circumstances and tax considerations applicable to them.

Algoma is a “foreign private issuer” within the meaning of Rule 3b-4 under the Exchange Act. Consequently, Algoma is subject to the reporting requirements under the Exchange Act applicable to foreign private issuers and is not required to file periodic reports and financial statements with the SEC as frequently or as promptly as a U.S. company whose securities are registered under the Exchange Act and is also be exempt from the rules and regulations under the Exchange Act related to the furnishing and content of proxy statements. Algoma is also not be required to comply with Regulation FD, which addresses certain restrictions on the selective disclosure of material information. In addition, among other matters, Algoma officers, directors and principal shareholders are be exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of Shares. Additionally, Nasdaq rules allow foreign private issuers to follow home country practices in lieu of certain of Nasdaq’s corporate governance rules. As a result, Algoma’s shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the SEC’s rules and the Nasdaq corporate governance requirements applicable to U.S. public companies.

Incorporation by Reference

For the purposes of the filing of this document with the SEC, the Corporation’s Annual Report on Form 20-F for the year ended March 31, 2022 is incorporated by reference into this Offer to Purchase and Circular. You should read the Annual Report on Form 20-F and any other documents subsequently incorporated by reference herein for important information regarding the Corporation.

In addition, any document filed by the Corporation with, or furnished by the Corporation to, the SEC pursuant to the Exchange Act subsequent to the date of this document and prior to the completion of the Offer shall be deemed to be incorporated by reference in this document. For these purposes, upon a new document being deemed to be incorporated by reference in this document, the previous applicable document that was incorporated by reference (whether specifically noted above or later deemed to be incorporated by reference, as the case may be), shall be deemed no longer to be incorporated by reference in this document, and the Corporation shall file an amendment to the Schedule TO filed with the SEC in connection with the Offer to include such documents as exhibits to its Schedule TO.

Any statement contained in any document incorporated by reference into this Offer to Purchase and Circular shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase and Circular or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase and Circular.

You can obtain any of the documents incorporated by reference in this document from us on the SEC’s website at www.sec.gov. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents (unless any exhibits are requested), at our principal executive office located at 105 West Street, Sault Ste. Marie, Ontario, Canada P6A 7B4. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will promptly mail them to you by first class mail, or another equally prompt means.

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FORWARD-LOOKING INFORMATION

This Offer to Purchase and Circular contains forward-looking information and forward-looking statements within the meaning of applicable Canadian and U.S. securities laws (collectively referred to herein as “forward-looking information”). Words such as “may”, “will”, “expect”, “believe”, “anticipate”, “intend”, “could”, “estimate”, “continue”, or the negative or comparable terminology are intended to identify forward-looking information. In addition, any statements that refer to expectations, intentions, projections or other characterizations of future events or circumstances contain forward-looking information. Statements containing forward-looking information are not historical facts but instead represent management’s expectations, estimates and projections regarding future events or circumstances. Forward-looking information is information other than historical information or information of current condition, that includes, but is not limited to, information respecting: the number of Shares that the Corporation may purchase in the Offer; the price range and the date on which the Corporation will announce the final results of the Offer or pay for tendered Shares; the timelines anticipated for the Offer; the Corporation’s ability to complete the Offer on the timelines anticipated; the Corporation’s belief that the purchase of Shares under the Offer represents an equitable and efficient means of distributing cash to Shareholders who elect to tender; the Corporation’s expectation that it will fund any purchases of Shares pursuant to the Offer from cash on hand; the Corporation continuing to have sufficient financial resources and working capital and the Offer not being expected to preclude the Corporation from pursuing its foreseeable business opportunities or the future growth of the Corporation’s business; the market for the Shares not being materially less liquid than the market that exists at the time of the making of the Offer; and future purchases of additional Shares following expiry of the Offer, if any, including under the Corporation’s current normal course issuer bid (“NCIB”). This should not be considered a complete list of all factors that could affect the Corporation and the Offer. When relying on forward-looking statements to make decisions with respect to tendering to the Offer, you should carefully consider these factors, as well as other uncertainties and potential events and the inherent uncertainty of forward-looking statements.

Forward-looking information involves known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from those in forward-looking information due to various factors. All of the forward-looking information contained herein is qualified by the assumptions that are stated or inherent in such forward-looking information, including the assumptions listed below. Although Algoma believes that these assumptions are reasonable, this list is not exhaustive of the factors that may affect any of the forward-looking information and the reader should not place an undue reliance on these assumptions and such forward-looking information. The key assumptions that have been made in connection with the forward-looking information include; the general continuance of current or, where applicable, assumed operational, regulatory and industry conditions; and expectations and projections made in light of, and generally consistent with, Algoma’s historical experience and its perception of historical trends. Despite a careful process to prepare and review the forward-looking information, there can be no assurance that the underlying assumptions will prove to be correct.

Risks and uncertainties that may affect these outcomes include: uncertainty in the level of Shareholder participation in the Offer; failure to complete the Offer due to conditions to the Offer not being satisfied or waived; the reduction of our loan from the Canada Infrastructure Bank (the “CIB Loan”) by 33% of any restricted payment made to our shareholders, including payments made in respect of regular quarterly dividends, the NCIB, automatic share buy-backs and purchases under the Offer; future financial performance; future cash flow and liquidity; future capital investment; our ability to generate sufficient cash flow to meet obligations, operate our business, remain in compliance with debt covenants and make payments on our indebtedness, with a substantial amount of indebtedness; our ability to continue to pay a quarterly dividend; significant domestic and international competition; increased use of competitive products; a protracted fall in steel prices resulting in impairment of assets; excess capacity, resulting in part from expanded production in China and other developing economies; low-priced steel imports and decreased trade regulation, tariffs and other trade barriers; protracted declines in steel consumption caused by poor economic conditions in North America or by the deterioration of the financial position of our key customers; increases in annual funding obligations resulting from our under-funded pension plans; supply and cost of raw materials and energy; impact of a downgrade in credit rating and its impact on access to sources of liquidity; currency fluctuations, including an increase in the value of the Canadian dollar against the U.S. dollar; environmental compliance and remediation; unexpected equipment failures and other business interruptions; a protracted global recession or depression; changes in or interpretation of royalty, tax, environmental, greenhouse gas, carbon, accounting and other laws or regulations, including potential environmental liabilities that are not covered by an effective indemnity or insurance; risks associated with existing and potential lawsuits and regulatory actions made against the Corporation; impact of disputes arising with its partners; the ability of Algoma to implement and realize its business plans, including Algoma’s ability to complete its transition to electric arc furnace (“EAF”) steelmaking on time and at its anticipated cost; Algoma’s ability to operate the EAF; the risks that higher cost of internally generated power and market pricing for electricity sourced from Algoma’s current grid in Northern Ontario could have an adverse impact on our production and financial performance; access to an adequate supply of the various grades of steel scrap at competitive prices; the risks associated with the steel industry generally; changes in general economic conditions, including as a result of the COVID-19 pandemic or the current conflict between Russia and Ukraine; risks associated with inflation rates; risks inherent in the Corporation’s corporate guidance; failure to achieve cost and efficiency initiatives; risks inherent in marketing operations; risks associated with technology, including electronic, cyber and physical security breaches; projected increases in liquid steel capacity as a result of the proposed transformation to EAF steelmaking; projected cost savings associated with the proposed transformation to EAF steelmaking; projected reductions in CO2 emissions associated with the proposed transformation to EAF steelmaking, including with respect to the impact of such reductions on the Green Steel Funding and carbon taxes payable; our ability to enter into contracts to source scrap and the availability of scrap; and the availability of alternative metallic supply; business interruption or unexpected technical difficulties, including impact of weather; counterparty and credit risk; labor interruptions and difficulties; and other risks described under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Annual Report on Form 20-F filed by Algoma with the Ontario Securities Commission (the “OSC”) (available under the Corporation’s System for Electronic Document Analysis and Retrieval (“SEDAR”) profile at www.sedar.com) and filed by the Corporation with the SEC, as well as in the other documents the Corporation has filed with the OSC and the SEC.

All of the forward-looking information contained in this Offer to Purchase and Circular is expressly qualified by the foregoing cautionary statements. Accordingly, you should not rely on these forward-looking statements, which speak only as of the date of this Offer to Purchase and Circular. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this Offer to Purchase and Circular or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks described in the reports we will file from time to time with the SEC and on SEDAR after the date of this Offer to Purchase and Circular. You should read this entire Offer to Purchase and Circular and consult your own professional advisors to ascertain and assess the income tax, legal, risk factors and other aspects of the Offer or their investment in the Shares.

Although we believe the expectations reflected in the forward-looking statements were reasonable at the time made, we cannot guarantee future results, level of activity, performance or achievements. You should carefully consider the cautionary statements contained or referred to in this section in connection with the forward looking statements contained in this Offer to Purchase and Circular and any subsequent written or oral forward-looking statements that may be issued by the Corporation or persons acting on its behalf.

NOTICE TO HOLDERS OF OPTIONS

The Offer is made only for Shares and not made for any options to acquire Shares (“Options”). Any holder of Options who wishes to accept the Offer should, to the extent permitted by the terms thereof, fully exercise such Options in order to tender the resulting Shares in accordance with the terms and conditions of the Offer. Any such exercise must occur sufficiently in advance of the Expiration Date to enable holders of Options to have sufficient time to comply with the procedures for tendering Shares in the Offer. An exercise of an Option cannot be revoked even if the Shares received upon exercise thereof and tendered in the Offer are not purchased in the

Offer for any reason. No recommendation is being made as to whether any holder of Options should exercise such Options in order to tender the resulting Shares in accordance with the terms and conditions of the Offer.

Holders of Options that exercise such Options and then tender the Shares received on such exercise pursuant to the Offer could suffer adverse tax consequences. The tax consequences of such an exercise are not described under the “Issuer Bid Circular – Income Tax Consequences”. Holders of Options are urged to seek tax advice from their own tax advisors in this regard.

NOTICE TO HOLDERS OF WARRANTS

The Offer is made only for Shares and not made for any warrants to acquire Shares (“Warrants”). Any holder of Warrants who wishes to accept the Offer should, to the extent permitted by the terms thereof, fully exercise such Warrants in order to tender the resulting Shares in accordance with the terms and conditions of the Offer. Any such exercise must occur sufficiently in advance of the Expiration Date to enable holders of Warrants to have sufficient time to comply with the procedures for tendering Shares in the Offer. An exercise of a Warrant cannot be revoked even if the Shares received upon exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. No recommendation is being made as to whether any holder of Warrants should exercise such Warrants in order to tender the resulting Shares in accordance with the terms and conditions of the Offer.

Holders of Warrants that exercise such Warrants and then tender the Shares received on such exercise pursuant to the Offer could suffer adverse tax consequences. The tax consequences of such an exercise are not described under the “Issuer Bid Circular – Income Tax Consequences”. Holders of Warrants are urged to seek tax advice from their own tax advisors in this regard.

CURRENCY AND EXCHANGE RATE

All dollar references in this Offer to Purchase and the Circular are in U.S. dollars (US$), except where otherwise indicated.

The following table sets forth, for each period indicated, the high and low exchange rates for one U.S. dollar expressed in Canadian dollars (Cdn$), the average of such exchange rates during such periods, and the exchange rate at the end of the period, in each case, based upon the Bank of Canada’s daily average exchange rates.

	Year ended March 31
	2022	2021	2020
High	1.2942	1.4217	1.4496
Low	1.2040	1.2455	1.2970
Average	1.2536	1.3219	1.3308
Period end	1.2496	1.2575	1.4187

On June 17, 2022, the exchange rate for one U.S. dollar expressed in Cdn$ was 1.3035 based upon the Bank of Canada daily average exchange rate.

ADDITIONAL INFORMATION

Availability of Reports and Other Information. The Corporation is subject to the continuous disclosure requirements of applicable Canadian securities legislation and the rules of the TSX and Nasdaq, as well as the reporting requirements of the Exchange Act, and in accordance therewith, files periodic reports and other information with Canadian provincial and territorial securities regulators, the TSX, Nasdaq and the SEC relating to Algoma’s business, financial condition and other matters. As required by Exchange Act Rule 13e-4(c)(2), we have also filed with the SEC a Schedule TO, which includes additional information relating to the Offer. Shareholders may access documents filed with Canadian provincial and territorial securities regulators through the Corporation’s SEDAR profile at www.sedar.com. Shareholders may access documents filed with or furnished to the SEC through the SEC’s Electronic Document Gathering and Retrieval System (“EDGAR”), which may be accessed at www.sec.gov.

Historical Financial Information. The Corporation’s consolidated financial statements are reported in Canadian dollars and have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. We incorporate by reference the audited consolidated financial statements of Algoma for the years ended March 31, 2022, 2021 and 2020, which are available on SEDAR at www.sedar.com and on EDGAR at www.sec.gov and will be sent to a Shareholder without charge upon request to the Corporation at 105 West Street, Sault Ste. Marie, Ontario, Canada P6A 7B4, (705) 945-2351 Attention: General Counsel.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, Algoma has filed with the SEC a Schedule TO which contains additional information with respect to the Offer. This Offer to Purchase and Circular, which constitutes a part of the Schedule TO, does not contain all of the information set forth in the Schedule TO.

The Corporation has not authorized any person to make any recommendation on its behalf as to whether a Shareholder should tender or refrain from tendering its Shares to the Offer, whether Shareholders should elect an Auction Tender or a Purchase Price Tender, or as to the price or prices at which any Shareholder may choose to tender its Shares under the Offer. Shareholders should rely only on the information contained in this document. The Corporation has not authorized anyone to provide Shareholders with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase, the Circular or in the related Letter of Transmittal or Notice of Guaranteed Delivery. If anyone makes any recommendation or gives any information or representation, Shareholders must not rely upon that recommendation, information or representation as having been authorized by the Corporation, its Board of Directors, the Dealer Managers, Cormark or the Depositary. We also urge Shareholders to consult their own financial, legal, investment and tax advisors.

Information on or connected to our website, even if referred to in documents incorporated by reference in this Offer to Purchase and Circular, do not constitute part of this Offer to Purchase and Circular.

Unless another date is specified herein, Shareholders should not assume that the information contained in or incorporated by reference in this Offer to Purchase and Circular is accurate as of any date other than the date of this Offer to Purchase and Circular.

SUMMARY

This summary is solely for the convenience of Shareholders and is qualified in its entirety by references to the full text and more specific details of the Offer and accompanying Circular. We urge you to read the entire Offer to Purchase, Circular, Letter of Transmittal and Notice of Guaranteed Delivery carefully and in their entirety as they contain a complete discussion of the Offer. We have included in this summary references to sections of certain of these documents where you will find a more complete description of the topics summarized below.

Who is offering to purchase my Shares?	Algoma Steel Group Inc., which we refer to as “we”, “us”, “Algoma” or the “Corporation”.

Why is Algoma making the Offer?	We continuously consider ways to enhance Shareholder value. Due to the Corporation’s significant cash flow generation, we have excess cash beyond our operational and strategic investment needs, which cash is therefore available to return to Shareholders. We believe that the purchase of Shares under the Offer represents an attractive investment and an equitable and efficient means to distribute an aggregate of up to US$400,000,000 in cash to Shareholders who elect to tender, while at the same time proportionately increasing the equity interest in the Corporation of Shareholders who do not elect to tender. See “Issuer Bid Circular – Purpose and Effect of the Offer”.

What will the Purchase Price for the Shares be and what will be the form of payment?	We are conducting the Offer through a procedure commonly called a “modified Dutch auction”. This procedure allows Shareholders to select the price within a price range specified by Algoma at which Shareholders are willing to sell their Shares. The price range for the Offer is US$8.75 to US$10.25 per Share. We will select the lowest Purchase Price that will allow us to purchase the maximum number of Shares properly tendered and not withdrawn pursuant to the Offer having an aggregate Purchase Price not exceeding US$400,000,000. We will purchase all Shares purchased under the Offer at the same Purchase Price, even if some of the Shares are tendered below the Purchase Price, but we will not purchase any Shares above the Purchase Price. We will determine the Purchase Price for the tendered Shares promptly after the Offer expires. Shareholders who tender Shares without making a valid Auction Tender or Purchase Price Tender will be deemed to have made a Purchase Price Tender, understanding that for the purpose of determining the Purchase Price, Shares tendered pursuant to a Purchase Price Tender will be considered to have been tendered at the minimum price of US$8.75 per Share. If a Shareholder’s Shares are purchased under the Offer, that Shareholder will be paid the Purchase Price (subject to applicable withholding taxes, if any) in cash, without interest, promptly following the expiration of the Offer. Under no circumstances will we pay interest on the Purchase Price, even if there is a delay in making payment. See “Offer to Purchase – Purchase Price”.

How many Shares will Algoma purchase in the Offer?	We are offering to purchase Shares that have an aggregate Purchase Price not exceeding US$400,000,000. At the maximum Purchase Price of US$10.25 per Share, we could purchase 39,024,390 Shares.

At the minimum Purchase Price of US$8.75 per Share, we could purchase 45,714,285 Shares. Since we will be unable to determine the Purchase Price until after the Expiration Date, we will not determine the exact number of Shares that we will purchase until after the Expiration Date. See “Offer to Purchase – Number of Shares and Pro-Ration”.

What will happen if Shares with an aggregate Purchase Price of more than US$400,000,000 are tendered in the Offer?	If the aggregate Purchase Price for the Shares properly tendered and not withdrawn pursuant to the Offer by Purchase Price Tender or by Auction Tender at or below the Purchase Price exceeds US$400,000,000, then we will purchase the Successfully Tendered Shares on a pro rata basis according to the number of Shares tendered (or deemed to be tendered) by the Successful Shareholders (with adjustments to avoid the purchase of fractional Shares), except that “Odd Lot” tenders will not be subject to pro-ration. See “Offer to Purchase – Number of Shares and Pro-Ration”.

What do I do if I own an “Odd Lot” of Shares?	If you beneficially own fewer than 100 Shares as of the Expiration Date and you tender all such Shares, we will accept for purchase, without pro-ration but otherwise subject to the terms and conditions of the Offer, all of your Shares tendered pursuant to an Auction Tender at or below the Purchase Price or pursuant to a Purchase Price Tender. You should check the appropriate place in Box D – “Odd Lots” in the Letter of Transmittal. Furthermore, partial tenders will not qualify for this preference and this preference is not available to a Shareholder who holds separate certificates for fewer than 100 Shares or holds fewer than 100 Shares in different accounts if such Shareholder beneficially owns in the aggregate 100 or more Shares. See “Offer to Purchase – Number of Shares and Pro-Ration”.

How can I maximize the chance that my Shares will be purchased?	If you wish to maximize the chance that your Shares will be purchased, you should tender them by “Purchase Price Tender”, indicating that you will accept the Purchase Price that we select. You should understand that this election will have the same effect as if you have selected the minimum Purchase Price of US$8.75 per Share.

How will Algoma pay for the Shares?	We intend to fund any purchases of Shares pursuant to the Offer from cash on hand. The Offer is not conditional upon the receipt of financing. See “Issuer Bid Circular – Source of Funds”.

How long do I have to tender my Shares?

You may tender your Shares until the Offer expires. The Offer will expire on July 27, 2022 at 5:00 p.m. (Eastern time), unless we extend it. We may choose to extend the Offer at any time and for any reason, subject to applicable laws. See “Offer to Purchase – Extension and Variation of the Offer”. If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely that, for administrative reasons, it has an earlier deadline for you to act to instruct them to tender Shares on your behalf. We urge you to contact your broker, dealer, commercial bank, trust company or other nominee to confirm any earlier deadline. The Corporation will not provide for any subsequent offering period following the Expiration Date. See “Offer to Purchase – The Offer” and “Offer to Purchase – Extension and Variation of the Offer”.

Are there any conditions to the Offer?	Yes. The Offer is subject to a number of conditions, such as the absence of court and governmental action prohibiting the Offer and changes in general market conditions that, in our judgment, are or may be materially adverse to us. See “Offer to Purchase – Conditions of the Offer”.

How do I tender my Shares?	To tender Shares pursuant to the Offer, you must (i) deliver by the Expiration Date the certificates for all tendered Shares in proper form for transfer and/or Shares held through the Direct Registration System (“DRS”), together with a properly completed and duly executed Letter of Transmittal (with signatures that are guaranteed if so required in accordance with the Letter of Transmittal), and any other documents required by the Letter of Transmittal, to the Depositary, at one of the addresses listed in the Letter of Transmittal, (ii) follow the guaranteed delivery procedure described under “Offer to Purchase – Procedure for Tendering Shares”, or (iii) transfer all tendered Shares pursuant to the procedures for book-entry transfer described under “Offer to Purchase – Procedure for Tendering Shares”, prior to 5:00 p.m. (Eastern time) on the Expiration Date. If your Shares are held through a broker, dealer, commercial bank, trust company or other nominee, you must request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you wish to tender Shares held through DRS, you are only required to complete the Letter of Transmittal and have it delivered to the Depositary, and you do not need to obtain and deliver share certificates for these holdings. You may also contact the Depositary or the Dealer Managers for assistance. See “Offer to Purchase – Procedure for Tendering Shares” and the instructions to the related Letter of Transmittal.

Can I tender part of my Shares at different prices?	Yes. You can elect to tender your Shares in separate lots at a different price and/or different type of tender for each lot. However, you cannot tender the same Shares at different prices. If you tender some Shares at one price and other Shares at another price, you must use a separate Letter of Transmittal for each tender. See “Offer to Purchase – Procedure for Tendering Shares”.

What is the recent trading price of the Shares?

On June 14, 2022, the date prior to the announcement of the Corporation’s intention to proceed with a substantial issuer bid, the closing price on the TSX was Cdn$10.24 per Share and on Nasdaq was US$7.90 per Share. On June 17, 2022, the closing price on the TSX was Cdn$12.07 per Share and on Nasdaq was US$9.24 per Share. Shareholders are urged to obtain current market quotations for the Shares. During the period from October 20, 2021, the date the Shares commenced trading on the TSX and Nasdaq, and June 17, 2022, the price of the Shares on the TSX has ranged from a low of

Cdn$10.04 to a high of Cdn$17.27 per Share and on Nasdaq has ranged from a low of US$7.75 to a high of US$13.65 per Share. See “Issuer Bid Circular – Price Range and Trading Volume of the Shares”.

What will happen if I do not tender my Shares?	Upon the completion of the Offer, non-tendering Shareholders will realize a proportionate increase in their relative ownership interest in Algoma, subject to Algoma’s right to issue additional Shares and other equity securities in the future. The amount of Algoma’s future cash assets will be reduced and/or its liabilities increased by the amount paid and expenses incurred in connection with the Offer. See “Issuer Bid Circular – Purpose and Effect of the Offer”.

Once I have tendered Shares in the Offer, can I withdraw my tender?	Yes. You may withdraw any Shares you have tendered (i) at any time prior to the Expiration Date, (ii) at any time if the Shares have not been taken up by the Corporation before actual receipt by the Depositary of a notice of withdrawal in respect of such Shares, (iii) at any time after 40 business days from the commencement of the Offer if the Corporation has not yet accepted the Shares for payment, (iv) if the Shares have not been paid for by the Corporation within three business days of being taken up, and (v) as otherwise described in “Offer to Purchase – Withdrawal Rights”. See “Offer to Purchase – Withdrawal Rights”.

How do I withdraw Shares I previously tendered?	You must deliver, on a timely basis, a written or printed notice of your withdrawal to the Depositary at the address appearing on the back cover page of this document. A notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of the withdrawn Shares. Some additional requirements apply if the Share certificates to be withdrawn have been delivered to the Depositary or if your Shares have been tendered under the procedure for book-entry transfer. See “Offer to Purchase – Withdrawal Rights”.

What is the accounting treatment to the Corporation of the Offer?	The accounting treatment for the Corporation’s purchase of the Shares in the Offer will result in a reduction in the Corporation’s share capital by an amount equal to the number of Shares purchased pursuant to the Offer multiplied by the average carrying amount of the Shares, with any excess allocated to retained earnings. See “Issuer Bid Circular – Accounting Treatment of the Offer”.

Can the Offer be withdrawn, extended or varied?	Yes. Subject to applicable laws, we may extend or vary the Offer in our sole discretion prior to the Expiration Date. See “Offer to Purchase – Extension and Variation of the Offer”. We may also terminate the Offer under certain circumstances. See “Offer to Purchase – Conditions of the Offer”.

How will I be notified if Algoma extends the Offer?	We will issue a news release by 9:00 a.m. (Eastern time) on the business day after the previously scheduled Expiration Date if we decide to extend the Offer. See “Offer to Purchase – Extension and Variation of the Offer”.

Has Algoma, its Board of Directors or the Dealer Managers adopted a position on the Offer?	Our Board of Directors has approved the Offer. However, none of Algoma, its Board of Directors, the Dealer Managers, Cormark or the Depositary makes any recommendation to you or to any other Shareholders as to whether to tender or refrain from tendering Shares under the Offer, whether Shareholders should elect an Auction Tender or a Purchase Price Tender, or as to the purchase price or purchase prices at which you or any other Shareholders may tender Shares under the Offer. You must make your own decisions as to whether to tender Shares under the Offer, and, if so, how many Shares to tender and the price or prices at which to tender. Our directors and executive officers do not intend to tender Shares pursuant to the Offer. You should carefully consider all relevant factors with your own financial advisor, including the income tax consequences of tendering Shares under the Offer.

Following the Offer, will Algoma continue as a public corporation?	Yes. The purchase of Shares through the Offer will not cause our remaining Shares to be de-listed from Nasdaq or the TSX or cause us to be eligible for deregistration under the Exchange Act. See “Issuer Bid Circular – Purpose and Effect of the Offer”.

What impact will the Offer have on the liquidity of the market for the Shares?	We believe that, following completion of the Offer, there will be a market for holders of Shares who do not tender their Shares to the Offer that is not materially less liquid than the market that existed at the time of the making of the Offer. Our Board of Directors has obtained a liquidity opinion (the “Liquidity Opinion”) from Cormark to the effect that, based on and subject to the assumptions and limitations stated in the Liquidity Opinion, there is a liquid market for the Shares as of June 21, 2022 and that it is reasonable to conclude that, following the completion of the Offer in accordance with its terms, there will be a market for holders of the Shares who do not tender to the Offer that is not materially less liquid than the market that existed at the time of the making of the Offer. A copy of the Liquidity Opinion is attached hereto as Schedule A.

See “Issuer Bid Circular – Purpose and Effect of the Offer – Liquidity of Market”.

When will Algoma pay for the Shares I tender?	We will pay the Purchase Price (less applicable withholding taxes, if any) to Shareholders in cash, without interest, for the Shares we purchase promptly after the expiration of the Offer. In the event of pro-ration, we do not expect to be able to commence payment for Shares until at least three business days after the Expiration Date. See “Offer to Purchase – Taking Up and Payment for Tendered Shares”.

In what currency will Algoma pay for the Shares I tender?	The Purchase Price and the amount payable to tendering Shareholders (net of applicable withholding taxes, if any) will be denominated in U.S. dollars and Algoma will pay for Shares you tender in U.S. dollars. See “Offer to Purchase – Taking Up and Payment for Tendered Shares”.

Will I have to pay brokerage commissions if I tender my Shares?	If you are a registered Shareholder and you tender your Shares directly to the Depositary, you will not incur any brokerage commissions. If you hold Shares through a broker, dealer, commercial bank, trust company or other nominee, we urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether transaction costs are applicable. See “Offer to Purchase – Taking Up and Payment for Tendered Shares”.

How do holders of vested but unexercised Options participate in the Offer?	The Offer is made only for Shares and not made for any Options. Any holder of Options who wishes to accept the Offer should, to the extent permitted by the terms thereof, duly exercise such Options in order to tender the resulting Shares in accordance with the terms and conditions of the Offer. Any such exercise must occur sufficiently in advance of the Expiration Date to assure holders of Options that they will have sufficient time to comply with the procedures for tendering Shares in the Offer. An exercise of an Option cannot be revoked even if the Shares received upon exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. Holders of such Options that exercise such Options and then tender the Shares received on such exercise pursuant to the Offer could suffer adverse tax consequences. The tax consequences of such an exercise are not described under “Issuer Bid Circular – Income Tax Consequences”. Holders of Options are urged to seek tax advice from their own tax advisors in this regard.

How do holders of unexercised Warrants participate in the Offer?	The Offer is made only for Shares and not made for any Warrants. Any holder of Warrants who wishes to accept the Offer should, to the extent permitted by the terms thereof, duly exercise such Warrants in order to tender the resulting Shares in accordance with the terms and conditions of the Offer. Any such exercise must occur sufficiently in advance of the Expiration Date to assure holders of Warrants that they will have sufficient time to comply with the procedures for tendering Shares in the Offer. An exercise of a Warrant cannot be revoked even if the Shares received upon exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. Holders of such Warrants that exercise such Warrants and then tender the Shares received on such exercise pursuant to the Offer could suffer adverse tax consequences. The tax consequences of such an exercise are not described under “Issuer Bid Circular – Income Tax Consequences”. Holders of Warrants are urged to seek tax advice from their own tax advisors in this regard.

What are the income tax consequences if I tender my Shares?	You should carefully consider the income tax consequences of tendering Shares under the Offer, as these consequences may be different than selling Shares through the facilities of the TSX or Nasdaq for a particular Shareholder. We also urge you to seek advice from your own tax advisors as to the specific tax consequences you may incur as a result of our purchase of your Shares under the Offer. See “Issuer Bid Circular – Income Tax Consequences”.

Who can I talk to if I have questions?	The Depositary or the Dealer Managers can help answer your questions. The Depositary is TSX Trust Company, and the Dealer Managers are BMO Nesbitt Burns Inc. in Canada and BMO Capital Markets Corp. in the United States. Contact information for the Depositary and the Dealer Managers is set forth on the back cover of this document.

How do I get my Shares back if I have tendered them to the Offer but they are not purchased?	All tendered Shares not purchased, including all Shares tendered pursuant to Auction Tenders at prices greater than the Purchase Price, Shares not purchased due to pro-ration and Shares not accepted for purchase, will be returned to the tendering Shareholder promptly after the Expiration Date or termination of the Offer without expense to the tendering Shareholder.

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE CORPORATION OR THE BOARD OF DIRECTORS AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER OR WHETHER SHAREHOLDERS SHOULD ELECT AN AUCTION TENDER OR A PURCHASE PRICE TENDER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN AS SET FORTH IN THIS OFFER. IF GIVEN OR MADE, ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE CORPORATION, THE BOARD OF DIRECTORS, THE DEALER MANAGERS, CORMARK OR THE DEPOSITARY.

OFFER TO PURCHASE

To the Holders of Common Shares of Algoma Steel Group Inc.

1.	The Offer

Algoma hereby offers to purchase for cancellation Shares pursuant to (i) Auction Tenders in which the tendering Shareholders specify a price of not less than US$8.75 per Share and not more than US$10.25 per Share in increments of US$0.10 per Share, or (ii) Purchase Price Tenders, in either case on the terms and subject to the conditions set forth in this Offer to Purchase, the Circular and the related Letter of Transmittal and the Notice of Guaranteed Delivery.

The Offer commences on the date of this Offer to Purchase and will expire at 5:00 p.m. (Eastern time) on July 27, 2022, unless withdrawn, extended or varied by Algoma. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer. The Offer is not conditional upon the receipt of financing or any minimum number of Shares being tendered. The Offer is, however, subject to other conditions and Algoma reserves the right, subject to applicable laws, to withdraw the Offer and not take up and pay for any Shares tendered under the Offer if certain events occur. See “Offer to Purchase – Conditions of the Offer”.

Each Shareholder who has properly tendered Shares pursuant to an Auction Tender at or below the Purchase Price or pursuant to a Purchase Price Tender, and who has not properly withdrawn such Shares, will receive the Purchase Price, payable in cash (subject to applicable withholding taxes, if any), for all Shares purchased, on the terms and subject to the conditions of the Offer, including the provisions relating to pro-ration described herein.

Algoma will return all Shares not purchased under the Offer, including Shares tendered pursuant to an Auction Tender at prices greater than the Purchase Price and Shares not purchased because of pro-ration, promptly after the Expiration Date.

The Offer is made only for Shares and is not made for any Options or Warrants to acquire Shares. Any holder of Options or Warrants who wishes to accept the Offer should, to the extent permitted by the terms thereof, duly exercise such Options or Warrants in order to tender the resulting Shares in accordance with the terms and conditions of the Offer. Any such exercise must occur sufficiently in advance of the Expiration Date to assure holders of Options or Warrants that they will have sufficient time to comply with the procedures for tendering Shares in the Offer as described under “Offer to Purchase – Procedure for Tendering Shares”. An exercise of an Option or Warrant cannot be revoked even if the Shares received upon exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. Holders of Options or Warrants that exercise such Options or Warrants and then tender the Shares received on such exercise pursuant to the Offer could suffer adverse tax consequences. The tax consequences of such an exercise are not described under “Issuer Bid Circular – Income Tax Consequences”. Holders of Options or Warrants are urged to seek tax advice from their own tax advisors in this regard.

Algoma’s Board of Directors has approved the Offer. However, none of Algoma, its Board of Directors, the Dealer Managers, Cormark or the Depositary, makes any recommendation to any Shareholder as to whether to tender or refrain from tendering Shares under the Offer, whether Shareholders should elect an Auction Tender or a Purchase Price Tender, or as to the purchase price or purchase prices at which Shareholders may tender Shares under the Offer. Shareholders must make their own decisions as to whether to tender Shares under the Offer, and, if so, how many Shares to tender and the price or prices at which to tender. The Corporation’s directors and executive officers do not intend to tender Shares pursuant to the Offer.

Shareholders should carefully consider all relevant factors with their own financial advisors, including the income tax consequences of tendering Shares under the Offer. For some Shareholders, the income tax treatment of tendering Shares to the Offer may be materially different from the income tax treatment of selling Shares in the market. See “Issuer Bid Circular – Income Tax Consequences”.

The accompanying Circular, Letter of Transmittal and Notice of Guaranteed Delivery contain important information and should be read carefully and in their entirety before making a decision with respect to the Offer.

2.	Purchase Price

Promptly following the Expiration Date, the Corporation will determine a single Purchase Price per Share, which will not be less than US$8.75 per Share and not more than US$10.25 per Share, that is the lowest price that enables it to purchase the maximum number of Shares properly tendered and not withdrawn pursuant to the Offer having an aggregate Purchase Price not exceeding US$400,000,000. For the purpose of determining the Purchase Price, Shares tendered pursuant to a Purchase Price Tender will be considered to have been tendered at US$8.75 per Share (which is the minimum Purchase Price under the Offer).

Upon determination of the Purchase Price, the Corporation will publicly announce the Purchase Price for the Shares, and upon the terms and subject to the conditions of the Offer (including the pro-ration provisions described herein), all Shareholders who have properly tendered and not withdrawn their Shares either pursuant to Auction Tenders at prices at or below the Purchase Price or pursuant to Purchase Price Tenders will receive the Purchase Price, payable in cash (but subject to applicable withholding taxes, if any), for all Shares purchased. The Purchase Price will be denominated in U.S. dollars and payments of amounts owing to a tendering Shareholder will be made in U.S. dollars. See “Offer to Purchase – Taking Up and Payment for Tendered Shares”.

3.	Number of Shares and Pro-Ration

Algoma will purchase, upon the terms and subject to the conditions of the Offer, at the Purchase Price, deposited Shares up to a maximum aggregate purchase price not exceeding US$400,000,000. Since the Purchase Price will only be determined after the Expiration Date, the number of Shares that will be purchased will not be known until after the Expiration Date. If the Purchase Price is determined to be US$8.75 per Share, the minimum Purchase Price pursuant to the Offer, the maximum number of Shares that will be purchased pursuant to the Offer is 45,714,285. If the Purchase Price is determined to be US$10.25 per Share, the maximum Purchase Price pursuant to the Offer, the maximum number of Shares that will be purchased pursuant to the Offer is 39,024,390.

As of June 17, 2022, there were 146,868,096 Shares issued and outstanding and, accordingly, the Offer is for a maximum of approximately 31.13% of the total number of issued and outstanding Shares if the Purchase Price is determined to be US$8.75 (being the minimum Purchase Price under the Offer). If the Purchase Price is determined to be US$10.25 (which is the maximum Purchase Price under the Offer), the Offer is for a maximum of approximately 26.57% of the total number of issued and outstanding Shares.

If the aggregate Purchase Price of the Successfully Tendered Shares does not exceed US$400,000,000, the Corporation will, upon the terms and subject to the conditions of the Offer, purchase all Successfully Tendered Shares at the Purchase Price. If the aggregate Purchase Price of the Successfully Tendered Shares exceeds US$400,000,000, the Corporation will accept Shares for purchase first from all Successful Shareholders who are Odd Lot Holders (as defined below). With respect to Successful Shareholders who are not Odd Lot Holders, the Corporation will accept Shares for purchase at the Purchase Price on a pro rata basis according to the number of Successfully Tendered Shares, less the number of Shares purchased from Odd Lot Holders (with adjustments to avoid the purchase of fractional Shares).

For purposes of the Offer, the term “Odd Lots” means all Successfully Tendered Shares tendered by or on behalf of the Successful Shareholders who individually beneficially own, as of the close of business on the Expiration Date, an aggregate of fewer than 100 Shares (“Odd Lot Holders”). As set forth above, Odd Lots will be accepted for purchase before any pro-ration. In order to qualify for this preference, an Odd Lot Holder must properly tender, pursuant to an Auction Tender at a price at or below the Purchase Price or pursuant to a Purchase Price Tender, all Shares beneficially owned by such Odd Lot Holder. Partial tenders will not qualify for this preference. Furthermore, partial tenders will not qualify for this preference and this preference is not available to a Shareholder who holds separate certificates for fewer than 100 Shares or holds fewer than 100 Shares in different accounts if such Shareholder beneficially owns in the aggregate 100 or more Shares. Any Odd Lot Holder wishing to tender all Shares beneficially owned, without pro-ration, must complete the appropriate box on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. Shareholders owning an aggregate of less than 100 Shares whose Shares are purchased pursuant to the Offer not only will avoid the payment of brokerage commissions, but will also avoid any odd lot discounts, each of which may be applicable on a sale of their Shares in a transaction on the TSX or Nasdaq.

4.	Announcement of Purchase Price, Number of Shares Validly Tendered and Aggregate Purchase Price

Algoma will publicly announce the Purchase Price, the number of Shares validly tendered to the Offer and the aggregate purchase price promptly after the Expiration Date.

5.	Procedure for Tendering Shares

Proper Tender of Shares

To tender Shares pursuant to the Offer, (i) the certificates for all tendered Shares in proper form for transfer and/or Shares held through DRS, together with a properly completed and duly executed Letter of Transmittal (or a manually executed photocopy thereof) relating to such Shares with signatures that are guaranteed if so required in accordance with the Letter of Transmittal, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of the addresses listed in the Letter of Transmittal by the Expiration Date, (ii) the guaranteed delivery procedure described below must be followed, or (iii) such Shares must be transferred pursuant to the procedures for book-entry transfer described below (and a confirmation of such tender must be received by the Depositary, including either a Book-Entry Confirmation or an Agent’s Message (each as defined below) if the tendering Shareholder has not delivered a Letter of Transmittal). If you wish to tender Shares held through DRS, you are only required to complete the Letter of Transmittal and have it delivered to the Depositary, and you do not need to obtain and deliver share certificates for these holdings. The term “Agent’s Message” means a message, transmitted by the Depositary Trust Company (“DTC”) to and received by the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by the Letter of Transmittal and that the Corporation may enforce such Letter of Transmittal against such participant. The term “Book-Entry Confirmation” means a confirmation of a book-entry transfer of a Shareholder’s Shares into the Depositary’s account at CDS Clearing and Depositary Services Inc. (“CDS”).

In accordance with Instruction 5 in the Letter of Transmittal or the Book-Entry Confirmation or Agent’s Message in lieu thereof, (i) each Shareholder desiring to tender Shares pursuant to the Offer must indicate in the appropriate box on such Letter of Transmittal or the Book-Entry Confirmation or Agent’s Message in lieu thereof, whether the Shareholder is tendering Shares pursuant to an Auction Tender or a Purchase Price Tender, and (ii) each Shareholder desiring to tender Shares pursuant to an Auction Tender must further indicate, in the appropriate box in such Letter of Transmittal or the Book-Entry Confirmation or Agent’s Message in lieu thereof, the price per Share (in increments of US$0.10 per Share) at which such Shares are being tendered. Under each of (i) and (ii) respectively, only one box may be checked. If a Shareholder desires to tender Shares in separate lots at a different price and/or different type of tender for each lot, such Shareholder must complete a separate Letter of Transmittal or Book-Entry Confirmation or Agent’s Message in lieu thereof (and, if applicable, a Notice of Guaranteed Delivery) for each lot. The same Shares cannot be tendered (unless previously properly withdrawn) pursuant to both an Auction Tender and a Purchase Price Tender, or pursuant to an Auction Tender at more than one price. Shareholders who tender Shares without making a valid Auction Tender or Purchase Price Tender will be deemed to have made a Purchase Price Tender. In addition, Odd Lot Holders who tender all their Shares must complete the appropriate box in the Letter of Transmittal in order to qualify for the preferential treatment available to Odd Lot Holders as set forth in “Offer to Purchase – Number of Shares and Pro-Ration”.

Signature Guarantees

No signature guarantee is required on the Letter of Transmittal if either (i) the Letter of Transmittal is signed by the registered holder of the Shares exactly as the name of the registered holder appears on the DRS or the share certificate tendered therewith, and payment and delivery are to be made directly to such registered holder, or (ii) Shares are tendered for the account of a Canadian Schedule I chartered bank, a member of the Securities Transfer Agents Medallion Program (STAMP), a member of the Stock Exchanges Medallion Program (SEMP) or a member of the New York Stock Exchange Inc. Medallion Signature Program (MSP) (each such entity, an “Eligible Institution”). Members of these programs are usually members of a recognized stock exchange in Canada or the United States, members of the Investment Industry Regulatory Organization of Canada, members of the Financial Industry Regulatory Authority or banks and trust companies in the United States. In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 7 in the Letter of Transmittal.

If a certificate or DRS representing Shares is registered in the name of a person other than the signatory to a Letter of Transmittal, or if payment is to be made, or certificates or DRS representing Shares not purchased or tendered are to be returned or issued to a person other than the registered holder, the certificate or DRS must be endorsed or accompanied by an appropriate stock power, in either case, signed exactly as the name of the registered holder appears on the certificate or DRS with the signature on the certificate or stock power signature guaranteed by an Eligible Institution. An ownership declaration, which can be obtained from the Depositary, must also be completed and delivered to the Depositary.

A Shareholder who wishes to tender Shares under the Offer and whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee should immediately contact such nominee in order to take the necessary steps to be able to tender such Shares under the Offer. Participants of CDS and DTC should contact the Depositary with respect to the tender of their Shares under the terms of the Offer.

Book-Entry Transfer Procedures – CDS

Any financial institution that is a participant in CDS may make book-entry delivery of the Shares through the CDS online tendering system pursuant to which book-entry transfers may be effected (“CDSX”) by causing CDS to transfer such Shares to the Depositary in accordance with the applicable CDS procedures. Delivery of Shares to the Depositary by means of a book-entry transfer through CDSX will constitute a valid tender under the Offer.

Shareholders may accept the Offer by following the procedures for a book-entry transfer established by CDS, provided that a Book-Entry Confirmation through CDSX is received by the Depositary at its office in Toronto, Ontario prior to the Expiration Date. Shareholders, through their respective CDS participants, who utilize CDSX to accept the Offer via a book-entry transfer of their holdings with CDS, shall be deemed to have completed and submitted a Letter of Transmittal and to be bound by the terms thereof and therefore such instructions received by the Depositary are considered to be a valid tender in accordance with the terms of the Offer. Delivery of documents to CDS does not constitute delivery to the Depositary.

Book-Entry Transfer Procedures – DTC

Any financial institution that is a participant in DTC may make book-entry delivery of the Shares through DTC’s online tendering system pursuant to which book-entry transfers may be effected (“ATOP”) by causing DTC to transfer such Shares into the Depositary’s account at DTC in accordance with DTC’s procedures. Delivery of Shares to the Depositary by means of a book-entry transfer through ATOP will constitute a valid tender under the Offer.

Shareholders may accept the Offer by following the procedures for a book-entry transfer established by DTC, provided that an Agent’s Message through ATOP is received by the Depositary at its office in Toronto, Ontario prior to the Expiration Date. Shareholders, through their respective DTC participants, who accept the Offer via a book-entry transfer of their holdings into the Depositary’s account at DTC, shall be deemed to have completed and submitted a Letter of Transmittal and to be bound by the terms thereof and therefore such instructions received by the Depositary are considered to be a valid tender in accordance with the terms of the Offer. Delivery of documents to DTC does not constitute delivery to the Depositary.

Method of Delivery

The method of delivery of certificates representing Shares and all other required documents is at the option and risk of the tendering Shareholder. If certificates representing Shares are to be sent by mail, registered mail that is properly insured is recommended and it is suggested that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Depositary on or prior to such date. Delivery of a share certificate representing Shares will only be made upon actual receipt of the share certificate representing such Shares by the Depositary.

Lost or Stolen Certificates

If any certificate representing Shares has been lost or destroyed, the Shareholder should promptly notify the Depositary at the phone number or address set forth on the back cover page of this document. The Shareholder will then be instructed as to the steps that must be taken in order to replace the certificate(s). The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed, and in such circumstances, a longer period of time may be needed to complete a tender of Shares. Shareholders are urged to contact the Depositary immediately in order to permit timely processing of this documentation.

Guaranteed Delivery

If a Shareholder wishes to tender Shares pursuant to the Offer and cannot deliver certificates for such Shares, or the book-entry transfer procedures described above cannot be completed, prior to the Expiration Date, or time will not permit all required documents to reach the Depositary by the Expiration Date, such Shares may nevertheless be tendered if all of the following conditions are met:

(a)	such tender is made by or through an Eligible Institution;

(b)

a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Corporation through the Depositary, is received by the Depositary, at its office in Toronto, Ontario as set out in the Notice of Guaranteed Delivery, by the Expiration Date; and

(c)

all tendered Shares (including original share certificates, if such Shares are held in certificated form) in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or a manually executed photocopy thereof) or, in the case of a book-entry transfer, a Book-Entry Confirmation or Agent’s Message in lieu thereof relating to such Shares, with signatures that are guaranteed if so required in accordance with the Letter of Transmittal, and any other documents required by the Letter of Transmittal, are received by the Toronto office of the Depositary, before 5:00 p.m. (Eastern time) on or before the second trading day on the TSX and Nasdaq after the Expiration Date.

The Notice of Guaranteed Delivery may be hand delivered, couriered, mailed or transmitted by facsimile transmission to the Toronto office of the Depositary listed in the Notice of Guaranteed Delivery, and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

Notwithstanding any other provision hereof, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares, or timely confirmation of the book-entry transfer of such Shares, (ii) a properly completed and duly executed Letter of

Transmittal (or a manually executed photocopy thereof) relating to such Shares, with signatures that are guaranteed if so required, or a Book-Entry Confirmation or Agent’s Message in the case of a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

The tender information specified in a Notice of Guaranteed Delivery by a person completing such Notice of Guaranteed Delivery will, in all circumstances, take precedence over the tender information that is specified in the related Letter of Transmittal that is subsequently tendered.

Return of Unpurchased Shares

All tendered Shares not purchased, including all Shares tendered pursuant to Auction Tenders at prices greater than the Purchase Price, Shares not purchased due to pro-ration and Shares not accepted for purchase, will be returned to the tendering Shareholder promptly after the Expiration Date or termination of the Offer without expense to the tendering Shareholder.

In the case of Shares tendered through book-entry transfer into the Depositary’s account at DTC or CDS, the Shares will be credited to the appropriate account maintained by the tendering Shareholder at DTC or CDS, as applicable, without expense to the Shareholder.

Determination of Validity, Rejection and Notice of Defect

All questions as to the number of Shares to be taken up, the price to be paid therefore, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Corporation, in its sole discretion, which determination will be final and binding on all parties, except as otherwise finally determined by a court of competent jurisdiction or as required by law. Algoma reserves the absolute right to reject any tenders of Shares determined by it in its sole discretion not to be in proper form or completed in accordance with the instructions set forth herein and in the Letter of Transmittal or the acceptance for payment of, or payment for, which may, in the opinion of the Corporation’s counsel, be unlawful. Algoma also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any particular Shares. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Corporation shall determine. No individual tender of Shares will be deemed to be properly made until all defects and irregularities have been cured or waived. None of the Corporation, the Depositary, the Dealer Managers or any other person will be obligated to give notice of defects or irregularities in tenders, nor shall any of them incur any liability for failure to give any such notice. The Corporation’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Notice of Guaranteed Delivery) will be final and binding, except as otherwise finally determined by a court of competent jurisdiction or as required by law.

Under no circumstances will interest accrue or be paid by the Corporation by reason of any delay in making payment to any person, including persons using the guaranteed delivery procedures, and the payment for Shares tendered pursuant to the guaranteed delivery procedures will be the same as that for Shares delivered to the Depositary on or prior to the Expiration Date, even if the Shares to be delivered pursuant to the guaranteed delivery procedures are not so delivered to the Depositary, and therefore payment by the Depositary on account of such Shares is not made, until after the date the payment for the tendered Shares accepted for payment pursuant to the Offer is to be made by the Corporation.

Formation of Agreement; Prohibition on “Short” Tenders

A proper tender of Shares pursuant to any one of the procedures described above will constitute a binding agreement between the tendering Shareholder and the Corporation, effective as of the Expiration Date, upon the terms and subject to the conditions of the Offer. Such agreement will be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

In addition, a tender of Shares to Algoma pursuant to any procedures described herein will constitute a representation by such Shareholder that (i) such Shareholder has a “net long position” in the Shares being tendered or equivalent securities at least equal to the Shares tendered within the meaning of Rule 14e-4 of the Exchange Act and (ii) the tender of such Shares complies with Rule 14e-4. It is a violation of Section 14(e) of the Exchange Act and of Rule 14e-4 promulgated thereunder for a person, directly or indirectly, to tender Shares for that person’s own account unless, at the time of tender and at the end of the pro-ration period or period during which Shares are accepted by lot (including any extensions thereof), the person so tendering has a net long position equal to or greater than (A) the amount of Shares tendered or (B) other securities immediately convertible into, or exchangeable or exercisable for, the amount of the Shares tendered and upon acceptance of such person’s tender, will acquire such Shares for tender by conversion, exchange or exercise of such other securities and will deliver or cause to be delivered the Shares in accordance with the terms of the Offer. Section 14(e) and Rule 14e-4 provide a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

6.	Withdrawal Rights

Except as otherwise provided in this Section, tenders of Shares pursuant to the Offer will be irrevocable. Shares tendered pursuant to the Offer may be withdrawn by the Shareholder in any of the following circumstances:

(a)	at any time prior to the Expiration Date;

(b)	at any time if the Shares have not been taken up by the Corporation before actual receipt by the Depositary of a notice of withdrawal in respect of such Shares;

(c)	at any time after 40 business days from the commencement of the Offer if the Corporation has not yet accepted the Shares for payment;

(d)	if the Shares have not been paid for by the Corporation within three business days of being taken up; and/or

(e)

as required by Section 2.30(2) of National Instrument 62-104 – Take-Over Bids and Issuer Bids and without limiting the withdrawal rights set out in clauses (a) through (d), at any time before the expiration of 10 days from the date that a notice of change or notice of variation has been given in accordance with this Offer to Purchase (other than a variation that (i) consists solely of an increase in the consideration offered for the Shares under the Offer where the time for deposit is not extended for greater than 10 days, or (ii) consists solely of the waiver of a condition of the Offer), unless the Shares tendered pursuant to the Offer have been taken up by the Corporation before the date of the notice of change or variation. See “Offer to Purchase – Extension and Variation of the Offer”. In addition, pursuant to Rule 13e-4(f) under the Exchange Act, Shares may also be withdrawn after August 17, 2022, which is the 40th business day after the date of the commencement of the Offer, unless such Shares have already been accepted for payment by the Corporation pursuant to the Offer and not validly withdrawn.

For a withdrawal to be effective, a written or printed copy of a notice of withdrawal must be actually received by the Depositary by the applicable date specified above at the place of tender of the relevant Shares. Any such notice of withdrawal must (i) be signed by or on behalf of the person who signed the Letter of Transmittal that accompanied the Shares being withdrawn or, in the case of Shares tendered by a CDS or DTC participant, be signed by such participant in the same manner as the participant’s name is listed on the applicable Book-Entry Confirmation or Agent’s Message, or be accompanied by evidence sufficient to the Depositary that the person withdrawing the tender has succeeded to the beneficial ownership of the Shares, and (ii) specify the name of the person who tendered the Shares to be withdrawn, the name of the registered holder, if different from that of the person who tendered such Shares, and the number of Shares to be withdrawn. If the certificates for the Shares tendered pursuant to the Offer have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering Shareholder must submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Shares tendered by an Eligible Institution. A withdrawal of Shares tendered pursuant to the Offer can only be accomplished in accordance with the foregoing procedures. The withdrawal shall take effect only upon actual receipt by the Depositary of a properly completed and executed notice of withdrawal in writing.

A Shareholder who wishes to withdraw Shares under the Offer and who holds Shares through a broker, dealer, commercial bank, trust company or other nominee should immediately contact such broker, dealer, commercial bank, trust company or other nominee in order to take the necessary steps to be able to withdraw such Shares under the Offer. Participants of CDS and DTC should contact such Depositary with respect to the withdrawal of Shares under the Offer.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Corporation, in its sole discretion, which determination shall be final and binding, except as otherwise finally determined by a court of competent jurisdiction or as required by law. None of the Corporation, the Depositary, the Dealer Managers nor any other person will be obligated to give notice of defects or irregularities in notices of withdrawal, nor shall any of them incur any liability for failure to give any such notice.

Any Shares properly withdrawn will thereafter be deemed not tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered prior to the Expiration Date by again following the procedures described herein.

If Algoma extends the period of time during which the Offer is open, is delayed in its purchase of Shares or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to Algoma’s rights under the Offer, the Depositary may, subject to applicable law, retain on behalf of Algoma all tendered Shares. In the event of such retention, such Shares may not be withdrawn except to the extent tendering Shareholders are entitled to withdrawal rights as described under this Section.

7.	Conditions of the Offer

The Offer is not conditional on the receipt of financing or any minimum number of Shares being tendered. Notwithstanding any other provision of the Offer, Algoma shall not be required to accept for purchase, to purchase or to pay for any Shares tendered, and may withdraw, extend or vary the Offer or may postpone the acceptance for payment of or the payment for Shares tendered (subject to Exchange Act Rule 13e-4(f)(5), which requires that Algoma must return the Shares tendered promptly after termination or withdrawal of the Offer), if, at any time before the Expiration Date, any of the following events shall have occurred (or shall have been determined by Algoma to have occurred) which, in the Corporation’s sole judgment, acting reasonably, in any such case and regardless of the circumstances giving rise to the event or events, makes it inadvisable to proceed with the Offer or with such acceptance for purchase or payment:

(a)

there shall have been threatened, taken or pending any action, suit or proceeding by any government or governmental authority or regulatory or administrative agency in any jurisdiction, or by any other person in any jurisdiction, before any court or governmental authority or regulatory or administrative agency in any jurisdiction (i) challenging or seeking to cease trade, make illegal, delay or otherwise directly or indirectly restrain or prohibit the making of the Offer, the acceptance for payment of some or all of the Shares by the Corporation or otherwise directly or indirectly relating in any manner to or affecting the Offer, or (ii) that otherwise, in the sole judgment of the Corporation, acting reasonably, has or may have a material adverse effect on the Shares, business, income, assets, liabilities, condition (financial or otherwise), properties, operations, results of operations or prospects of the Corporation and its subsidiaries taken as a whole or has impaired or may materially impair the contemplated benefits of the Offer to the Corporation;

(b)

there shall have been any action or proceeding threatened, pending or taken or approval withheld or any statute, rule, regulation, stay, decree, judgment or order or injunction proposed, sought, enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer or the Corporation or any of its subsidiaries by or before any court, government or governmental authority or regulatory or administrative agency in any jurisdiction that, in the sole judgment of the Corporation, acting reasonably, might directly or indirectly result in any of the consequences referred to in clauses (i) or (ii) of paragraph (a) above or would or might prohibit, prevent, restrict or delay consummation of the Offer or materially impair the contemplated benefits to us of the Offer;

(c)

there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any securities exchange or in the over-the-counter market in Canada or the United States, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in Canada or the United States (whether or not mandatory), (iii) a natural disaster or the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving Canada, the United States or any other region where the Corporation maintains significant business activities, (iv) any limitation by any government or governmental authority or regulatory or administrative agency or any other event that, in the sole judgment of the Corporation, acting reasonably, might affect the extension of credit by banks or other lending institutions, (v) any material change in short term or long term interest rates, (vi) any change in the general political, market, economic or financial conditions (including, without limitation, any change in commodity prices) that, in our sole judgment, acting reasonably, has or may have a material adverse effect on the Corporation’s business, operations or prospects or the trading in, or value of, the Shares, (vii) any decline in any of the S&P/TSX Composite Index, the Nasdaq Composite Index, the Dow Jones Industrial Average or the S&P 500 Index by an amount in excess of 10%, measured from the close of business on June 17, 2022, or (viii) in the case of any of the foregoing existing at the time of the commencement of the Offer, an acceleration or worsening thereof;

(d)

there shall have occurred a material change in U.S. or any other currency exchange rates or a suspension or limitation on the markets for such currencies that could have, in the Corporation’s reasonable judgment, a material adverse effect on the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition (or otherwise), operations, results of operations or prospects of the Corporation and its subsidiaries, taken as a whole, or on the trading in the Shares;

(e)

there shall have occurred any change or changes (or any development involving any prospective change or changes) in the business, earnings, assets, liabilities, properties, condition (financial or otherwise), operations, results of operations or prospects of the Corporation or any of its subsidiaries that, in the sole judgment of the Corporation, acting reasonably, has, have or may have, individually or in the aggregate, a material adverse effect with respect to the Corporation and its subsidiaries;

(f)

any take-over bid or tender or exchange offer with respect to some or all of the securities of the Corporation, or any merger, plan of arrangement, business combination or acquisition proposal, disposition of assets, or other similar transaction with or involving the Corporation and its subsidiaries, other than the Offer, or any solicitation of proxies, other than by management, to seek to control or influence the Board of Directors, shall have been proposed, announced or made by any individual or entity;

(g)	Cormark has withdrawn or amended the Liquidity Opinion with respect to the liquidity of the Shares;

(h)

S&P Global Ratings, a business unit of Standard & Poor’s Financial Services LLC, and its successors shall have downgraded or withdrawn, or shall have indicated to the Corporation that it is considering downgrading or withdrawing, the applicable rating accorded to the Corporation’s securities;

(i)	there shall have occurred a decrease in excess of 10% of the market price of the Shares on the TSX or Nasdaq since the close of business on June 17, 2022;

(j)

the Corporation shall have concluded, in its sole judgment, acting reasonably, that the Offer or the taking up and payment for any or all of the Shares by the Corporation is illegal or not in compliance with applicable law and, if required under any such legislation, the Corporation shall not have received the necessary exemptions from or approvals or waivers of the appropriate courts or applicable securities regulatory authorities in respect of the Offer, or such exemptions or waivers are rescinded or modified in a manner that is not in form and substance satisfactory to the Corporation;

(k)

any approval, permit, authorization, favorable review or consent or waiver of or filing with any domestic or foreign governmental entity or other authority or any third party consent, required to be obtained or made in connection with the Offer, shall not have been obtained or made on terms and conditions satisfactory to us in our reasonable judgment;

(l)

any change shall have occurred or been proposed to the Income Tax Act (Canada) and the regulations thereunder (collectively, the “Tax Act”) or to the current published administrative policies and assessing practices of the Canada Revenue Agency (“CRA”), that, in the sole judgment of the Corporation, is detrimental to the Corporation or its affiliates taken as a whole or to a Shareholder, or with respect to making the Offer or taking up and paying for Shares deposited under the Offer;

(m)

the Corporation determines, in its sole judgment, acting reasonably, that the completion of the Offer subjects the Corporation to any material tax liability, other than a liability to withhold and remit taxes in respect of amounts paid under the Offer, or subjects the Corporation to Part VI.1 tax under the Tax Act;

(n)

any change shall have occurred or been proposed to the United States Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder, or publicly available administrative policies of the U.S. Internal Revenue Service (“IRS”), or the equivalent laws, regulations and policies of another jurisdiction where one or more Shareholders are resident, that, in the sole judgment of the Corporation, is detrimental to the Corporation or its affiliates taken as a whole or to a Shareholder, or with respect to making the Offer or taking up and paying for Shares deposited under the Offer;

(o)	the Corporation shall have concluded that the purchase of Shares pursuant to the Offer will constitute a “Rule 13e-3 transaction”, as such term is defined in Rule 13e-3 under the Exchange Act;

(p)

any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person (other than entities, groups or persons who have filed with the SEC on or before June 17, 2022 a Schedule 13G or a Schedule 13D with respect to any of the Shares) shall have acquired or proposed to acquire, beneficial ownership of more than 5% of the outstanding Shares;

(q)

any entity, group, or person who has filed with the SEC on or before June 17, 2022 a Schedule 13G or a Schedule 13D with respect to any of the Shares shall have acquired or proposed to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer), beneficial ownership of additional Shares constituting 2% or more of the outstanding Shares;

(r)

any entity, person or group shall have filed on or after June 17, 2022 a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended reflecting an intent to acquire us or any of the Shares, or has made a public announcement reflecting an intent to acquire the Corporation or any of our subsidiaries or any of our or their respective assets or securities; or

(s)

the Corporation reasonably determines that the completion of the Offer and the purchase of the Shares may cause the Shares to be delisted from the TSX or Nasdaq or to be eligible for de-registration under the Exchange Act.

The foregoing conditions are for the sole benefit of the Corporation and may be asserted by the Corporation, in its sole judgment, acting reasonably, regardless of the circumstances giving rise to any such conditions, or may be waived by the Corporation, in its sole judgment, acting reasonably, in whole or in part at any time prior to the Expiration Date, provided that any condition waived in whole or in part will be waived with respect to all Shares tendered. The waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances. Any determination by the Corporation concerning the events described in this Section shall be final and binding on all parties, except as otherwise finally determined by a court of competent jurisdiction or as required by law.

Any waiver of a condition or the withdrawal of the Offer by the Corporation shall be deemed to be effective on the date on which notice of such waiver or withdrawal by the Corporation is delivered or otherwise communicated to the Depositary. The Corporation, after giving notice to the Depositary of any waiver of a condition or the withdrawal of the Offer, shall immediately make a public announcement of such waiver or withdrawal and, as applicable, provide or cause to be provided notice of such waiver or withdrawal to the TSX, Nasdaq and the applicable securities regulatory authorities. If the Offer is withdrawn, the Corporation shall not be obligated to take up, accept for purchase or pay for any Shares tendered under the Offer, and the Depositary will return all tendered Shares, Letters of Transmittal and Notices of Guaranteed Delivery and any related documents to the parties by whom they were deposited.

8.	Extension and Variation of the Offer

Subject to applicable law, the Corporation expressly reserves the right, in its sole discretion, and regardless of whether or not any of the events specified under “Offer to Purchase—Conditions of the Offer” shall have occurred, at any time or from time to time prior to the Expiration Date, to extend the period of time during which the Offer is open or to vary the terms and conditions of the Offer by giving written notice, or oral notice to be confirmed in writing, of extension or variation to the Depositary and by causing the Depositary to provide to all Shareholders, where required by law, as soon as practicable thereafter, a copy of the notice in the manner set forth under “Offer to Purchase – Notice”. Promptly after giving notice of an extension or variation to the Depositary, the Corporation will make a public announcement of the extension or variation (such announcement, in the case of an extension, to be issued no later than 9:00 a.m. (Eastern time), on the next business day after the last previously scheduled or announced Expiration Date) and, as applicable, provide or cause to be provided notice of such extension or variation to the TSX, Nasdaq and the applicable securities regulatory authorities, including the SEC. Any notice of extension or variation will be deemed to have been given and be effective on the day on which it is delivered or otherwise communicated, by facsimile or electronic mail, to the Depositary at its principal office in Toronto, Ontario.

Where the terms of the Offer are varied (other than a variation consisting solely of the waiver of a condition of the Offer), the period during which Shares may be deposited pursuant to the Offer will not expire before 10 days (except for any variation increasing or decreasing the aggregate purchase price or the range of prices we may pay for Shares pursuant to the Offer, and thereby increasing or decreasing the number of Shares purchasable in the Offer, or fees payable to the Dealer Managers of the Offer or any soliciting dealer, in which case the Offer will not expire before 10 business days from the date such variation is published) after the date of the notice of variation, unless otherwise permitted by applicable law. In the event of any variation, all Shares previously deposited and not taken up or withdrawn will remain subject to the Offer and may be accepted for purchase by us in accordance with the terms of the Offer, subject to applicable withdrawal rights as specified in “Offer to Purchase – Withdrawal Rights”. An extension of the Expiration Date or a variation of the Offer does not constitute a waiver by the Corporation of its rights set forth in “Offer to Purchase – Conditions of the Offer”.

If the Corporation makes a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by applicable Canadian securities laws, the rules of the SEC under the Exchange Act and the interpretations thereunder. Pursuant to applicable United States securities laws, the minimum period during which an offer must remain open following material changes in the terms of an offer or information concerning an offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes and the appropriate manner of dissemination. In a published release, the SEC has stated that, in its view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to security holders, and that if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum period of ten business days may be required to allow for adequate dissemination to security holders and investor response.

The Corporation has filed an exemptive relief application with securities regulatory authorities in Canada to permit the Corporation to extend the Offer, in circumstances in which all of the terms and conditions of the Offer have either been satisfied or waived by Algoma, without first taking up Shares which have been deposited (and not withdrawn) before the Offer was previously scheduled to expire. If such regulatory relief is not obtained, Algoma will not be permitted to extend the Offer in the event the Offer is undersubscribed on the original Expiration Date and all conditions of the Offer have been satisfied or waived by Algoma without first taking up all Shares validly deposited under the Offer and not withdrawn.

The Corporation expressly reserves the right, in its sole discretion (i) to terminate the Offer and not take up and pay for any Shares not theretofore taken up and paid for upon the occurrence of any of the events specified under “Offer to Purchase – Conditions of the Offer”, and (ii) at any time or from time to time prior to the Expiration Date, to amend the Offer in any respect, including increasing or decreasing the number of Shares the Corporation may purchase or the range of prices it may pay pursuant to the Offer, subject to compliance with applicable securities legislation.

Any such extension, delay, termination or amendment will be followed as promptly as practicable by a public announcement. Without limiting the manner in which the Corporation may choose to make any public announcement, except as provided by applicable law, the Corporation shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through its usual news wire service.

The Corporation will not provide for any subsequent offering period following the Expiration Date.

9.	Taking Up and Payment for Tendered Shares

The Corporation will comply with both Canadian and U.S. regulations governing the timing for acceptance of and payment for Shares. Under Canadian regulations, upon the terms and provisions of the Offer (including pro-ration) and subject to and in accordance with applicable Canadian and United States securities laws, the Corporation is required to take up and pay for Shares properly tendered and not withdrawn under the Offer in accordance with the terms thereof promptly after the Expiration Date, but in any event no later than the latest date required by applicable law, provided that the conditions of the Offer (as the same may be amended) have been satisfied or waived. The Corporation will acquire Shares to be purchased pursuant to the Offer and title thereto under this Offer to Purchase upon having taken up such Shares even if payment therefore shall have not been effected. The Corporation will pay for such Shares within three business days after taking up the Shares. Pursuant to Rule 14e-1(c) under the Exchange Act, the Corporation is required to promptly accept for payment and promptly thereafter pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Date pursuant to the Offer.

For the purposes of the Offer, the Corporation will be deemed to have taken up and accepted for payment Successfully Tendered Shares having an aggregate Purchase Price not exceeding US$400,000,000 if, as and when the Corporation gives oral notice (to be confirmed in writing) or written notice or other communication confirmed in writing to the Depositary to that effect.

The Corporation reserves the right, in its sole discretion, to delay taking up or paying for any Shares or to terminate the Offer and not take up or pay for any Shares if any event specified under “Offer to Purchase – Conditions of the Offer” is not satisfied or waived, by giving written notice thereof or other communication confirmed in writing to the Depositary. The Corporation also reserves the right, in its sole discretion and notwithstanding any other condition of the Offer, to delay taking up and paying for Shares to the extent required to comply with any applicable law.

In the event of pro-ration of Shares tendered pursuant to the Offer, the Corporation will determine the pro-ration factor and pay for those tendered Shares accepted for payment promptly after the Expiration Date. However, the Corporation does not expect to be able to announce the final results of any such pro-ration until approximately three business days after the Expiration Date.

All tendered Shares not purchased, including all Shares tendered pursuant to Auction Tenders at prices greater than the Purchase Price, Shares not purchased due to pro-ration and Shares not accepted for purchase, will be returned to the tendering Shareholder promptly after the Expiration Date or termination of the Offer without expense to the tendering Shareholder.

The Corporation will pay for Shares taken up under the Offer by providing the Depositary with sufficient funds (by bank transfer or other means satisfactory to the Depositary) for transmittal to tendering Shareholders. Under no circumstances will interest accrue or be paid by the Corporation or the Depositary on the Purchase Price of the Shares purchased by the Corporation, regardless of any delay in making such payment or otherwise.

Tendering Shareholders will not be obligated to pay brokerage fees or commissions to the Corporation, the Dealer Managers or the Depositary. However, Shareholders are cautioned to consult with their own brokers or other intermediaries to determine whether any fees or commissions are payable to their brokers or other intermediaries in connection with a tender of Shares pursuant to the Offer. Algoma will pay all fees and expenses of the Dealer Managers (in their capacity as such) and the Depositary in connection with the Offer.

The Depositary will act as agent of persons who have properly tendered Shares in acceptance of the Offer and have not withdrawn them, for the purposes of receiving payment from the Corporation and transmitting payment to such persons. Receipt by the Depositary from the Corporation of payment for such Shares will be deemed to constitute receipt of payment by persons tendering Shares.

The settlement with each Shareholder who has tendered Shares under the Offer will be effected by the Depositary by forwarding a cheque, payable in U.S. funds, representing the cash payment (less applicable withholding taxes, if any) for such Shareholder’s Shares taken up under the Offer. The cheque will be issued in the name of the person signing the Letter of Transmittal or in the name of such other person as specified by the person signing the Letter of Transmittal by properly completing the appropriate box in such Letter of Transmittal. Unless the tendering Shareholder instructs the Depositary to hold the cheque for pick-up by checking the appropriate box in the Letter of Transmittal, the cheque will be forwarded by prepaid mail to the payee at the address specified in the Letter of Transmittal. If no such delivery instructions are specified, the cheque will be sent to the address of the tendering Shareholder as it appears in the registers maintained in respect of the Shares. Cheques mailed in accordance with this paragraph will be deemed to have been delivered at the time of mailing. Payments will be made net of any applicable withholding taxes.

All Shares purchased by the Corporation pursuant to the Offer will be cancelled.

10.	Payment in the Event of Mail Service Interruption

Notwithstanding the provisions of the Offer, cheques in payment for Shares purchased under the Offer and certificates for any Shares to be returned will not be mailed if the Corporation determines that delivery by mail may be delayed. Persons entitled to cheques or certificates that are not mailed for this reason may take delivery at the office of the Depositary at which the tendered certificates for the Shares were delivered until the Corporation has determined that delivery by mail will no longer be delayed. Algoma will provide notice, in accordance with this Offer to Purchase, of any determination under this section not to mail as soon as reasonably practicable after such determination is made.

11.	Liens and Dividends

Shares acquired pursuant to the Offer shall be acquired by the Corporation free and clear of all hypothecs, liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom, provided that any dividends or distributions that may be paid, issued, distributed, made or transferred on or in respect of such Shares to Shareholders of record on or prior to the date upon which the Shares are taken up and paid for under the Offer shall be for the account of such Shareholders. Each Shareholder of record on that date will be entitled to receive that dividend or distribution, whether or not such Shareholder tenders Shares pursuant to the Offer.

Each tendering Shareholder will represent and warrant that such Shareholder has full power and authority to deposit, sell, assign and transfer the deposited Shares and any and all dividends, distributions, payments, securities, rights, assets or other interests which may be declared, paid, issued, distributed, made or transferred on or in respect of the deposited Shares with a record date on or after the date that Algoma takes up and accepts for purchase the deposited Shares and that, if the deposited Shares are taken up and accepted for purchase by Algoma, Algoma will acquire good title thereto, free and clear of all liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom.

12.	Notice

Without limiting any other lawful means of giving notice, any notice to be given by the Corporation or the Depositary under the Offer will be deemed to have been properly given if it is broadly disseminated by news release or mailed by first-class mail, postage prepaid, to the registered holders of Shares at their respective addresses as shown on the share registers maintained in respect of the Shares and will be deemed to have been received following the issuance of such news release or on the first business day following the date of mailing, as applicable. These provisions apply despite (i) any accidental omission to give notice to any one or more Shareholders, and (ii) an interruption of mail service in Canada or the United States following mailing. In the event of an interruption of mail service following mailing, the Corporation will use reasonable efforts to disseminate the notice by other means, such as publication. If any notice is to be given by mail and post offices in Canada or the United States are not open for deposit of mail, or there is reason to believe there is or could be a disruption in all or any part of the postal service, any notice which the Corporation or the Depositary may give or cause to be given under the Offer will be deemed to have been properly given and to have been received by Shareholders if it is issued by way of a news release and if it is published once in the New York Times.

13.	Other Terms

(a)

No broker, dealer or other person has been authorized to give any information or to make any representation on behalf of the Corporation, the Board of Directors, the Dealer Managers or the Depositary other than as contained in the Offer, and, if any such information or representation is given or made, it must not be relied upon as having been authorized by the Corporation, the Board of Directors, the Dealer Managers, Cormark or the Depositary.

(b)

The Offer and all contracts resulting from the acceptance thereof shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

(c)

Algoma, in its sole discretion, shall be entitled to make a final and binding determination of all questions relating to the interpretation of the Offer, the validity of any acceptance of the Offer and the validity of any withdrawals of Shares, except as otherwise finally determined in a subsequent judicial proceeding or as required by law.

(d)

The Offer is not being made to Shareholders residing in any jurisdiction in which the making of the Offer would not be in compliance with the laws of such jurisdiction. Algoma may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Shareholders in any such jurisdiction in accordance with applicable laws.

(e)

It is a term of the Offer that, for the purposes of subsection 191(4) of the Tax Act, the “specified amount” in respect of each Share will be an amount equal to the closing trading price for the Shares on the Nasdaq on the Expiration Date, as converted into Canadian dollars using the Cdn$/US$ Bank of Canada daily average exchange rate on the Expiration Date. We will publicly announce the specified amount when we announce the Purchase Price pursuant to the Offer.

Neither Algoma nor its Board of Directors, in making the decision to present the Offer to Shareholders, makes any recommendation to any Shareholder as to whether to tender or refrain from tendering Shares. We urge Shareholders to consult their own financial, legal, investment and tax advisors and make their own decision whether to deposit Shares to the Offer and, if so, how many Shares to deposit, and at what price or prices.

The accompanying Circular, together with this Offer to Purchase, constitutes the issuer bid circular required under Canadian securities legislation with respect to the Offer. The accompanying Circular contains additional information relating to the Offer.

Pursuant to Rule 13e-4(c)(2) under the Exchange Act, Algoma has filed with the SEC a Schedule TO which contains additional information with respect to the Offer. The Offer, which constitutes a part of the Schedule TO, does not contain all of the information set forth in the Schedule TO. The Schedule TO, including any amendments and supplements thereto, may be examined, and copies may be obtained at the same places and in the same manner as is set forth under “Offer to Purchase – Additional Information” with respect to information concerning Algoma. The Offer is not being made to Shareholders in any jurisdiction in which the making or acceptance of offers to sell Shares would not be in compliance with the laws of that jurisdiction. If the Corporation becomes aware of any U.S. state or other jurisdiction where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with applicable law, the Corporation will make a good faith effort to comply with the applicable law. If, after such good faith effort, the Corporation cannot comply with the applicable law, the Offer will not be made to the Shareholders residing in such U.S. state or jurisdiction. In any U.S. state or other jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by one or more registered brokers or by dealers licensed under the laws of that jurisdiction.

DATED this 21st day of June, 2022.

ALGOMA STEEL GROUP INC.

(signed) “Michael Garcia”

Chief Executive Officer

ISSUER BID CIRCULAR

This Circular is being furnished in connection with the Offer by Algoma to purchase for not more than US$400,000,000 in cash up to 45,714,285 of its Shares at a Purchase Price of not less than US$8.75 per Share and not more than US$10.25 per Share. Terms defined in the Offer to Purchase and not otherwise defined herein have the same meaning in this Circular. The terms and conditions of the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery are incorporated into and form part of this Circular. Reference is made to the Offer to Purchase for details of the terms and conditions of the Offer.

1.	Algoma Steel Group Inc.

Algoma is a fully integrated steel producer of hot and cold rolled steel products including sheet and plate. With a current production capacity of an estimated 2.8 million tons per year, Algoma’s size and diverse capabilities enable it to deliver responsive, customer-driven product solutions straight from the ladle to direct applications in the automotive, construction, energy, defense, and manufacturing sectors.

Algoma was incorporated under the Business Corporations Act (British Columbia). Its executive office is located at 105 West Street, Sault Ste. Marie, Ontario, Canada P6A 7B4 and its registered office is located at Suite 1600, Cathedral Place, 925 West Georgia Street, Vancouver, British Columbia, Canada V6C 3L2.

For additional information regarding Algoma, see “Offer to Purchase – Additional Information”.

2.	Authorized Capital

Algoma is authorized to issue an unlimited number of Shares and preferred shares. As at June 17, 2022, 146,868,096 Shares were outstanding and no preferred shares were outstanding.

3.	Purpose and Effect of the Offer

We continuously consider ways to enhance Shareholder value. Due to the Corporation’s significant cash flow generation, we have excess cash beyond our operational and strategic investment needs, which cash is therefore available to return to Shareholders. We believe that the purchase of Shares under the Offer represents an attractive investment and an equitable and efficient means to distribute an aggregate of up to US$400,000,000 in cash to Shareholders who elect to tender, while at the same time proportionately increasing the equity interest in the Corporation of Shareholders who do not elect to tender, and that the Offer is in the best interests of the Corporation and its Shareholders.

The Offer is not expected to preclude Algoma from pursuing its foreseeable business opportunities, including its EAF transformation. After giving effect to the Offer, Algoma expects to have sufficient financial resources and working capital to conduct its ongoing business and operations. Shares acquired by the Corporation pursuant to the Offer will be cancelled.

The Corporation has also secured certain government funding to support its operations and development, including a loan of up to Cdn$200 million from the Federal Strategic Innovation Fund for the purposes of supporting the Corporation’s EAF transformation. The Corporation further secured the CIB Loan for a principal amount of Cdn$220 million, which is subject to reduction by 33% of any restricted payment made to our shareholders, including payments made in respect of regular quarterly dividends, the Corporation’s NCIB, automatic share buy-backs and purchases under the Offer. If an aggregate of US$400 million of Shares are purchased under the Offer, the capacity under the CIB Loan will decrease by US$132 million.

Management has provided the Board of Directors with scenario-based cash flow projections with respect to continuing operations, capital projects spending and potential strategic investments, which support the determination that US$400 million is available as excess cash for a potential return of capital to shareholders.

In considering the benefit of repurchasing Shares, the Corporation has considered alternative capital allocation strategies, including reinvesting in value-creating organic growth opportunities and increases in dividends, and the Board of Directors has weighed these alternatives and determined that, in light of the Corporation having excess cash after providing for anticipated funding requirements of the EAF transformation, purchasing Shares is an attractive investment and an equitable and efficient means to return cash to Shareholders.

Subject to certain exceptions, Canadian securities laws prohibit the Corporation and its affiliates from acquiring any Shares, other than pursuant to the Offer, until at least 20 business days after the Expiration Date. Rule 13e-4 under the Exchange Act prohibits the Corporation and its affiliates from purchasing any Shares, other than pursuant to the Offer, until at least 10 business days after the expiration of the Offer, except pursuant to certain limited exceptions provided in Rule 14e-5 under the Exchange Act.

Subject to applicable law and the rules and regulations of the TSX and the Nasdaq, Algoma may in the future purchase additional Shares on the open market, in private transactions, through issuer bids or otherwise, including the Corporation’s current NCIB. Any such purchases may be on the same terms or on terms that are more or less favourable to Shareholders than the terms of the Offer. Any possible future purchases by the Corporation will depend on many factors, including the market price of the Shares, the Corporation’s business and financial position, the results of the Offer and general economic and market conditions.

Background to the Offer

The Corporation’s strong operating performance and financial results over the course of the fiscal year ended March 31, 2022, together with the additional equity capital generated by the Merger (as defined below), have resulted in significant liquidity – as of March 31, 2022 the Corporation had a cash balance of Cdn$915.3 million and unused availability under its revolving credit facility of Cdn$278.2 million. The Corporation has also secured certain government funding to support its operations and development, including a loan of up to Cdn$200 million from the Federal Strategic Innovation Fund for the purposes of supporting the Corporation’s EAF transformation, as discussed above.

Given the Corporation’s strong cash flow generation and access to additional capital via its debt financing arrangements relative to its current and projected cash requirements, Algoma’s Board of Directors and senior management have, together with its financial and legal advisors, been actively considering various alternatives for the accretive deployment of excess cash, including alternatives for returning capital to shareholders.

On February 10, 2022, Algoma announced its financial results for the third quarter of fiscal 2022. Based on the Board of Directors’ evaluation of the Corporation’s cash position and its funding requirements, Algoma also announced that the Board of Directors had approved the initiation of a quarterly dividend in the amount of US$0.05 per Share and its intention to initiate the NCIB.

On March 1, 2022, the TSX approved the NCIB , which allows the Corporation to repurchase up to approximately 7.4 million Shares during the period of March 3, 2022 to March 2, 2023 as opportunities arise from time to time. Algoma purchased for cancellation 1,572,968 Shares under the NCIB during the period from March 3, 2022 to June 14, 2022, the last date on which purchases were made under the NCIB prior to its suspension in order to facilitate the Offer.

On March 31, 2022, Algoma paid a dividend of US$0.05 per Share to Shareholders of record at market close on February 28, 2022. On June 13, 2022, the Board of Directors met to consider various matters, including progress on repurchases of Shares under the NCIB and trends in the Corporation’s cash balance and various alternatives (in addition to the NCIB and the quarterly dividend) for the deployment of excess cash or a further return of capital to Shareholders. The Board of Directors considered the possibility of completing a substantial issuer bid and whether doing so would be in the best interests of the Corporation. Among other things, the Board of Directors held discussions and meetings with management of the Corporation that included management’s analysis of the impact and merits of proceeding with a substantial issuer bid, and engaged the Dealer Managers on the recommendation of management to provide capital markets advice.

At a meeting of the Board of Directors held on June 13, 2022, the Board of Directors approved the Corporation’s financial statements and management’s discussion and analysis for the fiscal year ended March 31, 2022 and determined that it was in the best interests of the Corporation to authorize the announcement by the Corporation of its intention to make the Offer, with the specific terms and conditions of the Offer to be subsequently approved by the Board of Directors. On June 14, 2022, the Corporation announced that the Board of Directors had approved the payment of the Corporation’s second quarterly dividend in the amount of US$0.05 per common share.

On June 17, 2022, management, after consulting with the Dealer Managers, provided its recommendation to the Board of Directors that the Corporation proceed with the Offer, including with respect to the U.S. dollar denomination of the Offer, the “modified Dutch auction” structure of the Offer, the ranges for the minimum and maximum tender price amounts and the timing of the commencement of the Offer. In addition, Cormark provided preliminary advice that based on the potential size and pricing of the Offer (i) a liquid market currently existed for the Shares, and (ii) it was reasonable to conclude that, on completion of the Offer in accordance with its terms, there will be a market for the holders of Shares who do not tender their Shares to the Offer that is not materially less liquid than the market that existed at the time of making the Offer. Cormark also confirmed that it would be in a position to deliver its formal liquidity opinion should an Offer be commenced. Based on the aforementioned factors, the Board of Directors unanimously determined that the Offer was in the best interests of the Corporation and its Shareholders and approved the terms and conditions of the Offer and the delivery of the Circular to the Shareholders.

In evaluating the decision to proceed with the proposed Offer, the Board of Directors considered a number of factors, including:

(a)

the view of the Corporation’s management that the recent trading price of the Shares is not fully reflective of the value of the Corporation’s business and future prospects and that, therefore, the purchase of Shares under the Offer represents an attractive investment and an equitable and efficient means of providing value to its Shareholders and is in the best interests of the Corporation and its Shareholders;

(b)

the Board’s belief that the Offer is a prudent use of the Corporation’s financial resources given its business profile, financial results and assets, the current market price of the Shares, and its ongoing cash requirements relative to its existing cash balance, projected financial performance and access to additional capital via its existing debt financing arrangements;

(c)	the financial advice of the Dealer Managers, in respect of the Offer;

(d)

Cormark’s confirmation that it expected to be in a position to deliver a written liquidity opinion prior to the commencement of the Offer, subject to the qualifications, assumptions and limitations customary in such opinions and provided that there was no material change in the liquidity of the Shares prior to the commencement of the Offer;

(e)

the positive impact that the purchase of Shares having an aggregate purchase price not exceeding US$400,000,000 would have on the Corporation’s per Share calculations as well as on the dividend payout as a percentage of net earnings;

(f)

after giving effect to the Offer, the Corporation will continue to have sufficient financial resources and working capital to conduct its ongoing business and operations and the Offer is not expected to preclude the Corporation from pursuing its foreseeable business opportunities or the future growth of the Corporation’s business;

(g)

as the Offer is structured as a “modified Dutch auction”, it provides Shareholders with an opportunity to realize on all or a portion of their investment in the Corporation, should they desire liquidity, in quantities which might not otherwise be available in the market and (i) to determine the price at which they are willing to sell their Shares if such Shares are tendered pursuant to an Auction Tender or (ii) tender their Shares without specifying a price if such Shares are deposited pursuant to a Purchase Price Tender and, in each case, to sell their Shares without incurring brokerage commissions which might otherwise be payable on a sale of their Shares in a transaction on the TSX or Nasdaq;

(h)	tendering Shares under the Offer is optional and available to all Shareholders and, therefore, each Shareholder is free to accept or reject the Offer;

(i)	the Offer is not conditional upon the receipt of financing or any minimum number of Shares being tendered;

(j)

Shareholders who do not tender their Shares to the Offer will realize a proportionate increase in their equity interest in the Corporation to the extent Shares are purchased by the Corporation pursuant to the Offer;

(k)

Shareholders beneficially owning fewer than 100 Shares and whose Shares are purchased pursuant to the Offer will avoid any applicable “odd lot” discounts that might otherwise be payable on a sale of their Shares in a transaction on the TSX or Nasdaq; and

(l)

based on the Liquidity Opinion, it is reasonable to conclude that, following the completion of the Offer, there would be a market for beneficial owners of the Shares who do not tender to the Offer that is not materially less liquid than the market that existed at the time of the making of the Offer.

Notwithstanding the foregoing considerations, before making any decision to tender or not tender Shares to the Offer, Shareholders should carefully consider the risks associated with the Corporation’s business, including the risks under the “Risk Factors” section in the Annual Report on Form 20-F filed by Algoma with the OSC (available under the Corporation’s SEDAR profile at www.sedar.com and with the SEC), and the risks and uncertainties impacting Algoma’s business as described from time to time in the Corporation’s other periodic filings with Canadian securities regulators and the SEC.

None of Algoma, its Board of Directors, the Dealer Managers, Cormark or the Depositary makes any recommendation to any Shareholder as to whether to tender or refrain from tendering Shares under the Offer, whether Shareholders should elect an Auction Tender or a Purchase Price Tender, or as to the purchase price or purchase prices at which Shareholders may tender Shares under the Offer. Shareholders must make their own decisions as to whether to tender Shares under the Offer, and, if so, how many Shares to tender and the price or prices at which to tender.

Liquidity of Market

As at June 17, 2022, there were 146,868,096 Shares issued and outstanding, of which 140,136,060 Shares comprise the “public float”, which excludes Shares beneficially owned, or over which control or direction is exercised, by “related parties” of the Corporation as defined under applicable Canadian securities laws (which includes our directors and executive officers and any of our subsidiaries as well as any person that beneficially owns or exercises control or direction over 10% or more of the issued and outstanding Shares). The maximum number of Shares that the Corporation is offering to purchase pursuant to the Offer, if the Purchase Price is determined to be US$8.75 (being the minimum Purchase Price under the Offer), represents approximately 31.13% of the Shares outstanding on that date. If the Corporation purchases such maximum number of Shares, the “public float” will comprise approximately 94,421,775 Shares.

The Corporation is relying on the “liquid market exemption” specified in Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions (“MI 61-101”) from the requirement to obtain a formal valuation that would otherwise be applicable to the Offer.

To avail itself of the “liquid market exemption”, the Corporation has obtained, pursuant to section 1.2(1)(b) of MI 61-101, the Liquidity Opinion stating that, based on and subject to the qualifications, assumptions and limitations stated in the Liquidity Opinion, Cormark is of the opinion that, as of June 21, 2022: (i) a liquid market exists for the Shares; and (ii) it is reasonable to conclude that, on completion of the Offer in accordance with its terms, there will be a market for holders of Shares who do not tender their Shares to the Offer that is not materially less liquid than the market that existed at the time of the making of the Offer.

Accordingly, the Corporation is exempted from the valuation requirements of the securities regulatory authorities in Canada applicable to issuer bids generally in connection with the Offer.

The full text of the Liquidity Opinion, setting out the assumptions made, matters considered and limitations and qualifications on the review undertaken by Cormark in connection with the Liquidity Opinion, is attached as Schedule A. The summary of the Liquidity Opinion in the Offer to Purchase and Circular is qualified in its entirety by reference to the full text of the Liquidity Opinion. The Liquidity Opinion is not a recommendation to any Shareholder as to whether to tender or refrain from tendering Shares. Shareholders should read the Liquidity Opinion in its entirety. See Schedule A. Cormark is independent of the Corporation in connection with the Offer for purposes of MI 61-101.

Additional Securities Law Considerations

Algoma is a reporting issuer (or the equivalent thereof) in the Province of Ontario, and the Shares are listed on the TSX and Nasdaq. Algoma believes that the purchase of Shares pursuant to the Offer will not result in: (i) Algoma ceasing to be a reporting issuer in the Province of Ontario or (ii) the Shares being delisted from the TSX or Nasdaq.

The Shares are also registered under Section 12(b) of the Exchange Act. Algoma believes that the purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

The Shares are currently “margin securities” under the rules of the U.S. Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Algoma believes that, following the repurchase of Shares pursuant to the Offer, the Shares will continue to be margin securities for the purposes of the U.S. Federal Reserve Board’s margin regulations.

4.	Withdrawal Rights

The withdrawal rights of Shareholders are described under “Offer to Purchase – Withdrawal Rights” and are incorporated into and form part of this Circular.

5.	Price Range and Trading Volume of the Shares

The outstanding Shares are traded on the TSX under the trading symbol ‘ASTL’. The following tables set forth the price range and trading volume of the Shares as reported by the TSX for the periods indicated below.

Month (2021-2022)	High Price (Cdn$)	Low Price (Cdn$)	Volume (In 000’s)
December	$14.26	$11.31	1,218
January	$14.48	$10.13	1,501
February	$12.99	$10.48	1,728
March	$15.69	$11.51	3,267
April	$14.81	$11.91	1,334
May	$12.97	$10.42	4,275
June 1 to June 17	$12.58	$10.04	2,179

Quarter	High Price (Cdn$)	Low Price (Cdn$)
Three Months ended December 31, 2021	$17.27	$11.31
Three Months ended March 31, 2022	$15.69	$10.13

The outstanding Shares are also traded on Nasdaq under the trading symbol ‘ASTL’. The following table sets forth the price range and trading volume of the Shares as reported by Nasdaq for the six-month period preceding the date hereof.

Month (2021-2022)	High Price (US$)	Low Price (US$)	Volume (In 000’s)
December	$11.00	$8.73	10,279
January	$11.38	$8.01	12,621
February	$10.22	$8.17	9,606
March	$12.50	$9.05	27,631
April	$11.85	$9.32	19,358
May	$10.05	$7.97	20,367
June 1 to June 17	$9.92	$7.75	19,968

Quarter	High Price (US$)	Low Price (US$)
Three Months ended December 31, 2021	$13.65	$8.73
Three Months ended March 31, 2022	$12.50	$8.00

On June 14, 2022, the date prior to the announcement of the Corporation’s intention to proceed with a substantial issuer bid, the closing price on the TSX was Cdn$10.24 per Share and on Nasdaq was US$7.90 per Share. On June 17, 2022, the closing price of the Shares on the TSX was Cdn$12.07 per Share and on Nasdaq was US$9.24 per Share. Shareholders are urged to obtain current market quotations for the Shares.

6.	Dividend Policy

On March 31, 2022, the Corporation made its first quarterly dividend payment of US$0.05 per common share for Shareholders of record at market close on February 28, 2022. On June 14, 2022, the Corporation announced that the Board of Directors had approved the payment of the Corporation’s second quarterly dividend in the amount of US$0.05 per common share. Based on its strong financial performance, the Corporation continues to evaluate a range of value enhancing initiatives to generate attractive long-term returns for stakeholders.

Dividend payments are not guaranteed and the amount of cash to be distributed as dividends in the future may change. Any decision to pay dividends will be determined at the discretion of the Board of Directors after consideration of numerous factors including: (i) the earnings of the Corporation; (ii) financial requirements for the Corporation’s operations; (iii) the satisfaction by the Corporation of liquidity and solvency tests described in the Business Corporations Act (British Columbia); and (iv) any agreements relating to the Corporation’s indebtedness that restrict the declaration and payment of dividends.

7.	Previous Distributions and Purchases of Securities

Previous Purchases of Securities

Algoma received approval from the TSX on March 1, 2022 to commence a NCIB for up to 7,397,889 Shares during the 12-month period commencing on March 3, 2022 and ending March 2, 2023. Between March 3, 2022 and June 14, 2022, Algoma purchased 1,572,968 Shares, at an average price of US$9.11 per Share. Purchases pursuant to the NCIB were by way of open market transactions on the TSX, Nasdaq and/or other exchanges and alternative trading systems.

Previous Sales of Securities

Except as described under “Previous Distributions of Securities” below, no securities of the Corporation have been issued by the Corporation during the period from October 20, 2021, the date the Shares commenced trading on the TSX and Nasdaq, and the date of the Offer.

Previous Distributions of Securities

Business Combination with Legato

In connection with the business combination (the “Merger”) between Algoma and Legato Merger Corp. (“Legato”), Algoma filed a prospectus with the SEC pursuant to Rule 424(b)(3) under its Registration Statement on Form F-4 (the “Form F-4”) in respect of the issuance of up to 30,307,036 Shares, 24,179,000 Warrants and 24,179,000 Shares issuable upon the exercise of the Warrants. Upon the closing of the Merger, the Corporation had 112,074,095 Shares and 24,179,000 Warrants issued and outstanding (including the issuance of 10,000,000 Shares to certain investors in a concurrent private placement at US$10.00 per Share, for gross proceeds to the Corporation of US$100,000,000).

On February 9, 2022, Algoma issued 35,883,695 Shares in satisfaction of certain earnout rights granted to Algoma’s pre-Merger shareholders in connection with the Merger.

Registered Offerings

On September 23, 2021, in connection with the Merger, Algoma filed a prospectus with the SEC pursuant to Rule 424(b)(3) under its Registration Statement on Form S-4 in respect of the issuance of 30,307,036 Shares, 24,179,000 Warrants, and 24,179,000 Shares issuable upon the exercise of the Warrants.

On November 2, 2021, Algoma filed a Registration Statement on Form F-1 in respect of resales by the selling securityholders named therein from time to time of 129,836,439 Shares, 604,000 Warrants to purchase Shares and 24,179,000 Shares underlying Warrants . The Corporation will not receive any proceeds from the resale. The Corporation would receive up to an aggregate of approximately US$278 million from the exercise of the Warrants, assuming the exercise in full of all such Warrants for cash.

Long-Term Incentive Plan and Omnibus Incentive Plan

In the five years preceding the date of the Offer, no Shares have been issued by the Corporation upon the exercise of rights to purchase or otherwise acquire Shares which were granted in connection with the Algoma Steel Holdings Inc. Long-Term Incentive Plan or under the Corporation’s Omnibus Incentive Plan.

8.	Interest of Directors and Executive Officers; Transactions and Arrangements Concerning Shares

Interests of Directors and Executive Officers

Except as set forth in the Offer, neither the Corporation nor, to the Corporation’s knowledge, any of its directors or executive officers is a party to any agreement, commitment or understanding, formal or informal, with any securityholder relating, directly or indirectly, to the Offer or with any other person or company with respect to any securities of the Corporation in relation to the Offer, nor are there any contracts or arrangements made or proposed to be made between the Corporation and any of its directors or executive officers and no payments or other benefits are proposed to be made or given by way of compensation for loss of office or as to such directors or executive officers remaining in or retiring from office if the Offer is successful.

Except as disclosed herein, neither the Corporation nor, to the Corporation’s knowledge, any of its directors or executive officers has current plans or proposals which relate to, or would result in, any extraordinary corporate transaction involving the Corporation, such as: a “going private transaction”; merger; reorganization; liquidation; the sale or transfer of a material amount of its assets or the assets of any of its subsidiaries (although the Corporation may from time to time consider various acquisition or divestiture opportunities); the purchase of a material amount of assets; any change in its present Board of Directors or management; any material change in its indebtedness, dividend policy or capitalization; any other material change in its business or corporate structure; any material change in its articles or by-laws; or other actions that could impede the acquisition of control of the Corporation, cause any class of equity securities of the Corporation to be de-listed from the TSX or Nasdaq, cause any class of equity securities of the Corporation to become eligible for termination of registration under the Exchange Act, result in the acquisition by any person of additional securities of the Corporation or the disposition of securities of the Corporation, or any actions similar to any of the foregoing.

Ownership of Securities of the Corporation

To the knowledge of the Corporation, after reasonable inquiry, the following table indicates, as at June 17, 2022, the number of securities of the Corporation beneficially owned or over which control or direction is exercised, by each director and executive officer of the Corporation and, to the extent known by the Corporation after reasonable inquiry, by (a) each associate or affiliate of an insider of the Corporation, (b) each associate or affiliate of the Corporation, (c) each other insider, as defined in applicable law, of the Corporation, and (d) each person acting jointly or in concert with the Corporation, and the percentage such number of securities represents of the applicable total outstanding number of such securities.

		Shares			DSUs(2)		RSUs(3)		PSUs(4)
Name(1)	Relationship with Algoma	No. of Shares		% of Outstanding Shares	No. of DSUs	% of Outstanding DSUs	No. of RSUs	% of Outstanding RSUs	No. of PSUs	% of Outstanding PSUs
Directors
Mary Anne Bueschkens	Director	0		*	5,525	4.7%	—	—	—	—
James Gouin	Director	0		*	5,812	4.9%	—	—	—	—
Andrew Harshaw	Director	0		*	35,910	30.3%	—	—	—	—
Michael McQuade	Director	0		*	3,195	2.7%	417,003	46.2%	1,579,201	43.2%
Brian Pratt	Director	3,996,334	(5)	2.7%	11,048	9.3%	—	—	—	—
Eric S. Rosenfeld	Director	2,115,880	(6)	1.4%	11,048	9.3%	—	—	—	—
Gale Rubenstein	Director	0		*	6,027	5.1%	—	—	—	—
Andrew E. Schultz	Director	0		*	34,338	29.0%	—	—	—	—
David D. Sgro	Director	1,277,377	(7)	*	5,525	4.7%	—	—	—	—
Michael Garcia	Chief Executive Officer and Director	0		*	—	—	—	—	—	—

Officers
Rory Brandow	Vice President of Sales	0		*	—	—	1,677	*	8,046	*
Shawn Galey	Vice President of, Production	0		*	—	—	—	—	—	—
Rajat Marwah	Chief Financial Officer	0		*	—	—	117,975	13.1%	475,330	13.0%
John Naccarato	Vice President Strategy and General Counsel	0		*	—	—	116,795	13.0%	474,301	13.0%
Mark Nogalo	Vice President, Maintenance and Operating Services	0		*	—	—	100,807	11.2%	438,395	12.0%
Bain Capital Credit, LP (8)	Shareholder	20,515,674		14.0%	—	—	—	—	—	—
Barclays Bank PLC (9)	Shareholder	12,398,564		9.8%	—	—	—	—	—	—
Contrarian Capital Management, L.L.C.(10)	Shareholder	8,650,341		6.0%	—	—	—	—	—	—

Notes:

(1)	The business address of each director, officer and senior manager above is c/o Algoma Steel Group Inc., 105 West Street, Sault Ste. Marie, Ontario, Canada P6A 7B4.

(2)	Deferred share units.
(3)	Restricted share units.
(4)	Performance share units.
(5)	Includes 220,000 Shares issuable upon the exercise of Warrants.
(6)	Includes 36,794 Shares issuable upon the exercise of Warrants.
(7)	Includes 5,460 Shares issuable upon the exercise of Warrants.
(8)	The address of Bain Capital Credit LP is 200 Clarendon Street, Boston, Massachusetts 02116.
(9)	The business address of Barclays Bank PLC is 745 7th Avenue, New York, New York 10166.
(10)	The business address of Contrarian Capital Management, L.L.C. is 411 West Putnam Avenue, Suite 425, Greenwich, Connecticut 06830.

*	Represents less than 1% of the applicable total.

As of June 17, 2022, all directors and executive officers of the Corporation as a group beneficially owned or exercised control or direction over an aggregate of 11,237,549 Shares (including Shares which such individuals have a right to acquire within 60 days by exercising securities convertible, exercisable or exchangeable into Shares) representing approximately 7.65% of the Shares outstanding (including Shares which such individuals have a right to acquire within 60 days by exercising convertible, exercisable or exchangeable into Shares).

Recent Securities Transactions

Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our directors, our executive officers, or our affiliates or our subsidiaries nor, to the best of our knowledge, any person controlling the Corporation or any executive officer or director of any such controlling entity or of our subsidiaries, has effected any transactions involving the Shares during the 60 days prior to the date hereof, except for the following transactions:

Name	Transaction Date	Number of Shares	Average Price per Share (US$)	Transaction Description
Algoma Steel Group Inc.	June 14, 2022	483,277	$9.01	Repurchase under NCIB
Algoma Steel Group Inc.	May 31, 2022	981,960	$9.11	Repurchase and cancellation under NCIB
Algoma Steel Group Inc.	April 29, 2022	107,731	$9.55	Repurchase and cancellation under NCIB

Arrangements Concerning the Shares

Omnibus Incentive Plan

We adopted the Omnibus Incentive Plan (the “Omnibus Incentive Plan”) on October 19, 2021, allocating 5% of outstanding Shares as of October 19, 2021 on a fully-diluted basis for issuance thereunder. All directors, officers, consultants and employees of the Corporation are eligible to participate in the Omnibus Incentive Plan. The extent to which any such individual is entitled to receive a grant of an award pursuant to the Omnibus Incentive Plan will be determined in the discretion of the Plan Administrator (as defined in the Omnibus Incentive Plan). Awards of options, restricted share units (“RSUs”), performance share units (“PSUs”) and deferred share units (“DSUs”) may be made under the Omnibus Incentive Plan.

Options

An option entitles a holder thereof to purchase a prescribed number of Shares at an exercise price set at the time of the grant. The Plan Administrator will establish the exercise price at the time each option is granted, which exercise price must in all cases be not less than the Market Price (as defined in the Omnibus Incentive Plan) on the date of grant. Subject to any accelerated termination as set forth in the Omnibus Incentive Plan, each option expires on its respective expiry date. The Plan Administrator has the authority to determine the vesting terms applicable to grants of options. Once an option becomes vested, it shall remain vested and shall be exercisable until expiration or termination of the option, unless otherwise specified by the Plan Administrator, or as otherwise set forth in any written employment agreement, award agreement or other written agreement between the Corporation or a subsidiary of the Corporation and the participant. The Plan Administrator will have the right to accelerate the date upon which any option becomes exercisable. The Plan Administrator may provide at the time of granting an option that the exercise of that option is subject to restrictions, in addition to those specified in the Omnibus Incentive Plan, such as vesting conditions relating to the attainment of specified performance goals.

Unless otherwise specified by the Plan Administrator at the time of granting an option and set forth in the particular award agreement, an exercise notice must be accompanied by payment of the exercise price. A participant may, in lieu of exercising an option pursuant to an exercise notice, elect to surrender such option to the Corporation (a “Cashless Exercise”) in consideration for an amount from the Corporation equal to (i) the Market Price of the Shares issuable on the exercise of such option (or portion thereof) as of the date such option (or portion thereof) is exercised, less (ii) the aggregate exercise price of the option (or portion thereof) surrendered relating to such Shares (the “In-the-Money Amount”) by written notice to the Corporation indicating the number of options such participant wishes to exercise using the Cashless Exercise, and such other information that the Corporation may require. Subject to the provisions of the Omnibus Incentive Plan, the Corporation will satisfy payment of the In-the-Money Amount by delivering to the participant such number of Shares having an aggregate fair market value equal to the In-the-Money Amount. Any options surrendered in connection with a Cashless Exercise will not be added back to the number of Shares reserved for issuance under the Omnibus Incentive Plan.

Performance Share Units

A PSU is a unit equivalent in value to a Share credited by means of a bookkeeping entry in the books of the Corporation which entitles the holder to receive one Share (or the value thereof) for each PSU after specific performance-based vesting criteria determined by the Plan Administrator, in its sole discretion, have been satisfied. The performance goals to be achieved during any performance period, the length of any performance period, the amount of any PSUs granted, the termination of a participant’s employment and the amount of any payment or transfer to be made pursuant to any PSU will be determined by the Plan Administrator and by the other terms and conditions of any PSU, all as set forth in the applicable award agreement. The Plan Administrator may, from time to time, subject to the provisions of the Omnibus Incentive Plan and such other terms and conditions as the Plan Administrator may prescribe, grant PSUs to any participant in respect of a bonus or similar payment in respect of services rendered by the applicable participant in a taxation year (the “PSU Service Year”).

The Plan Administrator shall have the authority to determine any vesting terms applicable to the grant of PSUs. Upon settlement, holders will receive (a) one fully paid and non-assessable Share in respect of each vested PSU, (b) a cash payment, or (c) a combination of Shares and cash, in each case as determined by the Plan Administrator in its discretion. Any such cash payments made by the Corporation to a participant shall be calculated by multiplying the number of PSUs to be redeemed for cash by the Market Price per Share as at the settlement date. Subject to the provisions of the Omnibus Incentive Plan and except as otherwise provided in an award agreement, no settlement date for any PSU shall occur, and no Share shall be issued or cash payment shall be made in respect of any PSU any later than the final business day of the third calendar year following the applicable PSU Service Year.

Restricted Share Units

An RSU is a unit equivalent in value to a Share credited by means of a bookkeeping entry in the books of the Corporation which entitles the holder to receive one Share (or the value thereof) for each RSU after a specified vesting period. The Plan Administrator may, from time to time, subject to the provisions of the Omnibus Incentive Plan and such other terms and conditions as the Plan Administrator may prescribe, grant RSUs to any participant in respect of a bonus or similar payment in respect of services rendered by the applicable participant in a taxation year (the “RSU Service Year”).

The number of RSUs (including fractional RSUs) granted at any particular time under the Omnibus Incentive Plan will be calculated by dividing (a) the amount of any bonus or similar payment that is to be paid in RSUs (including the elected amount, as applicable), as determined by the Plan Administrator, by (b) the greater of (i) the Market Price of a Share on the date of grant and (ii) such amount as determined by the Plan Administrator in its sole discretion. The Plan Administrator shall have the authority to determine any vesting terms applicable to the grant of RSUs, provided that the terms comply with the Code, to the extent applicable.

Upon settlement, holders will receive (a) one fully paid and non-assessable Share in respect of each vested RSU, (b) a cash payment or (c) a combination of Shares and cash, in each case as determined by the Plan Administrator. Any such cash payments made by the Corporation shall be calculated by multiplying the number of RSUs to be redeemed for cash by the Market Price per Share as at the settlement date. Subject to the provisions of the Omnibus Incentive Plan and except as otherwise provided in an award agreement, no settlement date for any RSU shall occur, and no Share shall be issued or cash payment shall be made in respect of any RSU any later than the final business day of the third calendar year following the applicable RSU Service Year.

Deferred Share Units

A DSU is a unit equivalent in value to a Share credited by means of a bookkeeping entry in the books of the Corporation which entitles the holder to receive one Share, the cash value thereof, or a combination of Shares and cash (as determined by the Plan Administrator in its sole discretion) for each DSU on a future date. Algoma’s Board of Directors may fix from time to time a portion of the total compensation (including annual retainer) paid by the Corporation to a director in a calendar year for service on Algoma’s Board of Directors (the “Director Fees”) that is to be payable in the form of DSUs. In addition, each director will be given, subject to the provisions of the Omnibus Incentive Plan, the right to elect to receive a portion of the cash Director Fees owing to them in the form of DSUs.

Except as otherwise determined by the Plan Administrator, DSUs shall vest immediately upon grant. The number of DSUs (including fractional DSUs) granted at any particular time will be calculated by dividing (a) the amount of any Director Fees that are paid in DSUs (including any elected amount), by (b) the Market Price of a Share on the date of grant. Upon settlement, holders will receive (a) one fully paid and non-assessable Share in respect of each vested DSU, (b) a cash payment, or (c) a combination of Shares and cash as contemplated by (a) and (b) above, as determined by the Plan Administrator in its sole discretion. Any cash payments made under the Omnibus Incentive Plan by the Corporation to a participant in respect of DSUs to be redeemed for cash shall be calculated by multiplying the number of DSUs to be redeemed for cash by the Market Price per Share as at the settlement date. Subject to the provisions of the Omnibus Incentive Plan and except as otherwise provided in an award agreement, the settlement date shall be no earlier than the date on which the participant ceases to be a director (and, if such participant is also a non-director employee of the Corporation or one of its subsidiaries, the date on which the participant ceases to be such an employee) and no later than the last business day of the immediately following calendar year.

Change in Control Provisions

There are change of control provisions in the employment agreements with certain of Algoma’s officers. In the event of a change of control, if any of Mr. Marwah’s, Mr. Naccarato’s or Mr. Nogalo’s employment is terminated without cause, or if he resigns due to constructive dismissal, within, if it is a direct consequence of an anticipated change of control, six months prior to a change of control or within one year following a change of control, he will be entitled to severance in an amount equal to: (a) 1.5 times the total amount of base salary that otherwise was to have been provided during the specified salary continuance period, to a maximum payment of 30 months’ base salary; and (b) a pro rata Variable Compensation Incentive Plan (“VCIP”) payment for the period up to the termination date and then, for the 24 month period after the termination date, a VCIP payment at full target under the VCIP.

In the event of a change of control, if Mr. Brandow’s employment is terminated without cause, or he resigns due to constructive dismissal, within, if it is a direct consequence of an anticipated change of control, six months prior to a change of control or within one year following a change of control, he will be entitled to severance in an amount equal to: (a) 1.0 times the total amount of base salary that otherwise was to have been provided during the specified salary continuance period, to a maximum payment of 18 months’ base salary; and (b) a pro rata VCIP payment for the period up to the termination date and then, for the 12 month period after the termination date, a VCIP payment at full target under the VCIP.

Under the Omnibus Incentive Plan, except as may be set forth in an employment agreement, award agreement or other written agreement between the Corporation or a subsidiary of the Corporation and a participant:

(a) If within 12 months following the completion of a transaction resulting in a Change in Control (as defined below), a participant’s employment is terminated without Cause (as defined in the Omnibus Incentive Plan), without any action by the Plan Administrator: (i) any unvested awards held by the participant that have not been exercised, settled or surrendered as of the Termination Date (as defined in the Omnibus Incentive Plan) shall immediately vest; and (ii) any vested awards may be exercised, settled or surrendered to the Corporation by the participant at any time during the period that terminates on the earlier of: (A) the expiry date of such award; and (B) the date that is 90 days after the Termination Date, with any award that has not been exercised, settled or surrendered at the end of such period being immediately forfeited and cancelled.

(b) Unless otherwise determined by the Plan Administrator, if, as a result of a Change in Control, the Shares will cease trading on Nasdaq, the TSX and any other exchange on which the Shares are or may be listed from time to time (the “Exchanges”), the Corporation may terminate all of the awards, other than an option held by a participant that is a resident of Canada for purposes of the Tax Act, granted under the Omnibus Incentive Plan at the time of, and subject to the completion of, the Change in Control transaction by paying to each holder an amount equal to the fair market value of their respective award (as determined by the Plan Administrator, acting reasonably) at or within a reasonable period of time following completion of such Change in Control transaction.

Subject to certain exceptions, a “Change in Control” includes (a) any transaction pursuant to which a person or group acquires more than 50% of the outstanding Shares, (b) the sale of all or substantially all of the Corporation’s assets, (c) the dissolution or liquidation of the Corporation, (d) the acquisition of the Corporation via consolidation, merger, exchange of securities, purchase of assets, amalgamation, statutory arrangement or otherwise, or (e) individuals who comprise Algoma’s Board of Directors at the last annual meeting of shareholders (the “Incumbent Board”) cease to constitute at least a majority of Algoma’s Board of Directors, unless the election, or nomination for election by the shareholders, of any new director was approved by a vote of at least a majority of the Incumbent Board, in which case such new director shall be considered as a member of the Incumbent Board.

Investor Rights Agreement

On October 19, 2021, in connection with the consummation of the Merger, the Corporation entered into an Investor Rights Agreement (the “Investor Rights Agreement”) pursuant to which, among other things, certain parties to the Investor Rights Agreement (“IRA Parties”) that previously had board designation rights with respect to Algoma Steel Holdings Inc. have the right to nominate, in the aggregate, four directors to our Board of Directors for so long as they maintain approximately 7.36% of outstanding Shares. Additionally, the Investor Rights Agreement provides that the Warrants and Shares held by the IRA Parties, including the Shares issuable upon the exercise of Warrants and other derivative securities, shall bear customary registration rights.

This summary is qualified in its entirety by reference to the actual text of the Investor Rights Agreement, which is filed as an exhibit to the Schedule TO, of which this Circular constitutes a part. A copy of the Investor Rights Agreement can also be found under the Corporation’s profile on SEDAR at www.sedar.com and the form of the Investor Rights Agreement can also be found under the Corporation’s profile on EDGAR at www.sec.gov.

Lock-Up Agreement

On May 24, 2021, the Corporation’s sole shareholder and certain founders of Legato (the “Founders”) entered into a Lock-Up Agreement (the “Lock-Up Agreement”). The Lock-Up Agreement provides that the Shares issued to the Founders and their affiliates in exchange for their shares of common stock of Legato sold by Legato prior to its initial public offering and the Shares and Warrants issued to the Founders and their affiliates in exchange for their units of Legato sold in a private placement in connection with Legato’s initial public offering are subject to transfer restrictions until the earlier of (a) the twelve-month anniversary of the closing of the Merger and (b) the date on which the closing share price of the Shares equals or exceeds US$12.50 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period following the closing of the Merger. The Lock-Up Agreement also provided that Shares held by certain other holders were subject to transfer restrictions which expired on April 18, 2022, the date that was six months following the closing of the Merger. The Lock-Up Agreement may be waived with the written consent of the Corporation and persons holding a majority of the shares subject to the lock-up.

This summary is qualified in its entirety by reference to the actual text of the form of Lock-Up Agreement, which is filed as an exhibit to the Schedule TO, of which this Circular constitutes a part. A copy of the form of Lock-Up Agreement can also be found under the Corporation’s profile on EDGAR at www.sec.gov.

General

The foregoing description of agreements and arrangements involving the Shares are qualified in their entirety by reference to the text of the respective agreement or arrangement, copies of which have been filed with the SEC and/or filed with the OSC on SEDAR, as applicable. Except as otherwise described or incorporated by reference in this Offer to Purchase or the Schedule TO, none of the Corporation nor, to the best of its knowledge, any of its affiliates, directors or executive officers, is a party to any contract, agreement, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer or with respect to the Shares, including any contract, agreement, arrangement, understanding or relationship concerning the transfer or the voting of the Shares, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

9.	Intention to Tender Shares

To the knowledge of the Corporation and to the knowledge of its directors and executive officers, after reasonable inquiry, none of its directors or executive officers, nor any associate or affiliate of its directors or executive officers, none of the Corporation’s associates or affiliates, nor any of the Corporation’s other insiders as defined in applicable law and no person or company acting jointly or in concert with the Corporation, will tender any of such person’s Shares pursuant to the Offer. Those persons listed above who do not tender their Shares pursuant to the Offer will realize a proportionate increase in their interest in the Corporation to the extent that Shares are purchased by us pursuant to the Offer.

10.	Commitments to Acquire Shares

The Corporation has no agreements, commitments or understandings to purchase Shares or other securities of the Corporation, other than pursuant to the Offer, the NCIB and securities issued, purchased or sold pursuant to the exercise of employee stock options, in connection with the Omnibus Incentive Plan or in connection with the Corporation’s security-based compensation arrangements, and as otherwise described in this Offer to Purchase and Circular.

Applicable Canadian securities laws generally prohibit the Corporation and persons or companies acting jointly or in concert with the Corporation from acquiring or offering to acquire beneficial ownership of any Shares, other than pursuant to the Offer, from the period commencing on the date of announcement of the Corporation’s intention to make the Offer until the Expiration Time. In addition, the Corporation and persons or companies acting jointly or in concert with the Corporation are prohibited from acquiring or offering to acquire beneficial ownership of any Shares during the period commencing with the Expiration Time and ending on the 20th business day thereafter, except that, in the case of acquisitions during the period following the Expiration Time, pursuant to certain acquisitions effected in the normal course on a published market or as otherwise permitted by applicable law.

Accordingly, Algoma has not purchased and will not purchase Shares, whether pursuant to the NCIB or otherwise, since the time the Offer was publicly announced until its expiration. Algoma may in the future, subject to applicable law, purchase additional Shares on the open market, in private transactions, through normal course issuer bids including the NCIB, other issuer bids or otherwise. Any such purchases may be on the same terms or on terms which are more or less favorable to Shareholders than the terms of the Offer. Any possible future purchases by the Corporation will depend on many factors, including the market price of the Shares, the Corporation’s business and financial position, the results of the Offer and general economic and market conditions.

To the knowledge of the Corporation, after reasonable inquiry, no person or company named under “Issuer Bid Circular – Interest of Directors and Officers; Transactions and Arrangements Concerning Shares” has any agreements, commitments or understandings to acquire Shares.

For more information regarding the Omnibus Incentive Plan, see the Annual Report on Form 20-F filed by Algoma with the OSC (available under the Corporation’s SEDAR profile at www.sedar.com) and with the SEC (available under the Corporation’s profile at www.sec.gov).

11.	Benefits from the Offer

No person or company named under “Issuer Bid Circular – Interest of Directors and Officers; Transactions and Arrangements Concerning Shares” will receive any direct or indirect benefit from accepting or refusing to accept the Offer other than the Purchase Price for any Shares tendered to the Offer and purchased by the Corporation in accordance with the terms of the Offer and any benefit available to any Shareholder who does or does not participate in the Offer.

12.	Material Changes in the Affairs of the Corporation

Except as described or referred to herein, the directors and executive officers of the Corporation are not currently aware of any plans or proposals for material changes in the affairs of the Corporation, or of any undisclosed material changes that have occurred since June 14, 2022, being the date on which the Corporation’s most recent consolidated financial statements were filed on SEDAR and EDGAR.

13.	Valuation and Bona Fide Prior Offers

The Corporation is relying on the “liquid market exemption” specified in MI 61-101. Accordingly, the valuation requirements of securities regulatory authorities in Canada applicable to issuer bids generally are not applicable in connection with the Offer.

On May 24, 2021, Cassel Salpeter & Co. rendered an opinion to Legato in connection with the Merger (the “Cassel Salpeter Opinion”), which included, among other things, an opinion from Cassel Salpeter & Co. as to the fair market value of Algoma. A copy of the Cassel Salpeter Opinion is attached as Annex B to the Corporation’s prospectus pursuant to Rule 424(b)(3) under its Form F-4, filed with the SEC on September 23, 2021 and available on EDGAR at www.sec.gov and available under the Corporation’s profile on SEDAR at www.sedar.com.

To the Corporation’s knowledge, or the knowledge of any of its directors or executive officers, after reasonable inquiry, other than the Cassel Salpeter Opinion, no prior valuation (as such term is defined in MI 61-101) regarding Algoma, its securities or material assets has been made in the 24 months before the date of the Offer.

There were no bona fide prior offers that relate to the Shares or are otherwise relevant to the Offer received by the Corporation during the 24 months before the date of the Offer.

14.	Accounting Treatment of the Offer

The accounting treatment for the Corporation’s purchase of the Shares in the Offer will result in a reduction in the Corporation’s share capital by an amount equal to the number of Shares purchased pursuant to the Offer multiplied by the average carrying amount of the Shares, with any excess allocated to retained earnings.

15.	Income Tax Consequences

Certain Canadian Federal Income Tax Considerations

General

The following general summary describes, as of the date hereof, certain material Canadian federal income tax considerations under the Tax Act generally applicable to a beneficial owner of Shares that properly tenders and sells Shares to Algoma pursuant to the Offer.

This summary is based on the current provisions of the Tax Act, all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”) and counsel’s understanding of the current administrative policies and assessing practices of the CRA which have been published in writing prior to the date hereof. The summary assumes that all of the Tax Proposals will be implemented in the form proposed, although no assurance in this regard can be given. This summary does not otherwise take into account or anticipate any changes in law or administrative policies and assessing practices, whether by legislative, regulatory, administrative or judicial decision or action, nor does it take into account provincial, territorial or foreign tax considerations, which may differ significantly from those discussed herein.

This summary is not applicable to a Shareholder (i) that is a “financial institution” for the purposes of the “mark-to-market” rules, (ii) that is a “specified financial institution”, (iii) that reports its “Canadian tax results” in a currency other than Canadian dollars, (iv) an interest in which is a “tax shelter investment”, or (v) that has entered into a “derivative forward agreement” or a “dividend rental arrangement” in respect of the Shares, as each of those terms is defined in the Tax Act. This summary is also not applicable to a Shareholder that acquired Shares pursuant to the exercise of an employee stock option or otherwise in connection with his or her employment and who disposes of such Shares pursuant to the Offer. All of the foregoing Shareholders should consult their own tax advisors regarding their particular circumstances.

This summary does not address the Canadian federal income tax consequences of the conversion or exercise of Warrants. Holders of Warrants are urged to seek tax advice from their own tax advisors in this regard.

This summary is not exhaustive of all Canadian federal income tax considerations. Further, this summary is of a general nature only and is not intended to be, nor should it be considered to be, legal or tax advice to any particular Shareholder and no representation is made with respect to the income tax consequences to any particular Shareholder. Accordingly, Shareholders should consult their own tax advisors concerning the application and effect of the income and other taxes of any country, province, territory, state or local tax authority, having regard to their particular circumstances.

THE DEEMED DIVIDEND TAX TREATMENT DESCRIBED BELOW ON THE SALE OF SHARES PURSUANT TO THE OFFER DIFFERS FROM THE CAPITAL GAIN (OR CAPITAL LOSS)

TREATMENT WHICH WOULD GENERALLY APPLY TO A SALE OF SHARES IN THE MARKET. ACCORDINGLY, SHAREHOLDERS WHO WISH TO SELL THEIR SHARES AND WHO ARE NOT GENERALLY EXEMPT FROM CANADIAN FEDERAL INCOME TAX SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING SELLING THEIR SHARES IN THE MARKET AS AN ALTERNATIVE TO SELLING SHARES PURSUANT TO THE OFFER.

Canadian Currency

Generally, for purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition or deemed disposition of a Share must be expressed in Canadian dollars. Amounts denominated in another currency must be converted into Canadian dollars using the applicable rate of exchange (for purposes of the Tax Act) quoted by the Bank of Canada on the date such amounts arose, or such other rate of exchange as is acceptable to the CRA.

Shareholders Resident in Canada

The following portion of the summary is, subject to the discussion under “General” above, applicable to a Shareholder who, for purposes of the Tax Act and at all relevant times, (i) is, or is deemed to be, a resident of Canada, (ii) deals at arm’s length with, and is not affiliated with, Algoma, (iii) holds its Shares as capital property and (iv) is not exempt from tax under Part I of the Tax Act (a “Canadian Holder”). The Shares will generally be considered to be capital property to a Canadian Holder provided that the Canadian Holder does not hold the Shares in the course of carrying on a business of buying and selling Shares and has not acquired the Shares in a transaction considered to be an adventure or concern in the nature of trade. Certain Canadian Holders that might not otherwise be considered to hold their Shares as capital property may, in certain circumstances, be entitled to make the irrevocable election permitted by subsection 39(4) of the Tax Act to have the Shares and every other “Canadian security” (as defined in the Tax Act) owned by such Canadian Holders in the taxation year of the election and all subsequent taxation years deemed to be capital property. Such Canadian Holders should consult their own tax advisors for advice with respect to whether an election under subsection 39(4) of the Tax Act is available or advisable having regard to their particular circumstances.

Disposition of Shares and Deemed Dividend

A Canadian Holder who sells Shares to Algoma pursuant to the Offer will be deemed to receive a taxable dividend equal to the excess, if any, of the amount paid by Algoma for the Shares over the paid-up capital of such Shares for purposes of the Tax Act. Algoma estimates that the paid-up capital per Share as of the date hereof is approximately Cdn$5.43 (and, following the Expiration Date, Algoma will advise Shareholders of any material change to this estimate). The exact quantum of the deemed dividend, if any, cannot be guaranteed.

Any dividend deemed to be received by a Canadian Holder who is an individual (including certain trusts) will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received by Canadian resident individuals from a taxable Canadian corporation, including the enhanced gross-up and dividend tax credit if Algoma validly designates the dividend as an “eligible dividend”. There may be limitations on the ability of a corporation to designate dividends as eligible dividends. Subject to such limitations, Algoma intends to designate all such deemed dividends arising as a result of a sale of Shares pursuant to the Offer as eligible dividends for these purposes.

Subject to the application of subsection 55(2) of the Tax Act, as described below, any dividend deemed to be received by a Canadian Holder that is a corporation will be included in computing such Canadian Holder’s income as a dividend, and will ordinarily be deductible in computing its taxable income subject also to all other limitations under the Tax Act. To the extent that such a deduction is available, private corporations (as defined in the Tax Act) and certain other corporations may be liable to pay refundable tax under Part IV of the Tax Act.

Under subsection 55(2) of the Tax Act, a Canadian Holder that is a corporation may be required to treat all or a portion of any deemed dividend that is deductible in computing its taxable income as proceeds of disposition and not as a dividend, generally in circumstances where: (i) the Canadian Holder would have realized a capital gain had it disposed of any Share at fair market value immediately before the sale of Shares to Algoma pursuant to the Offer; (ii) the sale to Algoma resulted in a significant reduction in such capital gain; and (iii) the amount of the deemed dividend exceeds the “safe income” in respect of the particular Share that could reasonably be considered to contribute to such capital gain (as determined for purposes of the Tax Act). The application of subsection 55(2) involves a number of factual considerations that will differ for each corporate Canadian Holder, and a Canadian Holder to which it may be relevant is urged to consult its own tax advisors concerning its application having regard to its particular circumstances.

The amount paid by Algoma pursuant to the Offer for the Shares less any amount deemed to be received by the Canadian Holder as a dividend (after the application of subsection 55(2) in the case of a corporate Canadian Holder) will be treated as proceeds of disposition of the Shares. The Canadian Holder will realize a capital gain (or capital loss) on the disposition of the Shares equal to the amount by which the Canadian Holder’s proceeds of disposition, net of any costs of disposition, exceed (or are less than) the adjusted cost base to the Canadian Holder of the Shares sold to Algoma pursuant to the Offer.

Taxation of Capital Gains and Losses

Generally, a Canadian Holder will be required to include in computing its income for a taxation year one-half of any capital gain (a “taxable capital gain”) realized by it in that year. Subject to and in accordance with the provisions of the Tax Act, a Canadian Holder must deduct one-half of the amount of any capital loss (an “allowable capital loss”) realized in a taxation year from taxable capital gains realized by the Canadian Holder in that year, and any excess may be carried back to any of the three preceding taxation years or carried forward to any subsequent taxation year and deducted against net taxable capital gains realized in such years.

The amount of a capital loss realized on the disposition of Shares by a Canadian Holder that is a corporation may, to the extent and under the circumstances specified in the Tax Act, be reduced by the amount of dividends received or deemed to be received on the Shares (including any dividends deemed to be received as a result of the sale of Shares to Algoma pursuant to the Offer). Similar rules may apply where Shares are owned by a partnership or trust of which a corporation, trust or partnership is a member or beneficiary. Canadian Holders who may be affected by these rules are urged to consult with their own tax advisors in this regard.

Special rules may apply to suspend or deny, as applicable, any capital loss realized by a Canadian Holder on the disposition of Shares pursuant to the Offer if the Canadian Holder (or a person affiliated with the Canadian Holder for purposes of the Tax Act) acquires additional Shares in the period commencing 30 days prior to, and ending 30 days after, the disposition, and such acquired Shares are owned by such Canadian Holder (or a person affiliated with the Canadian Holder for purposes of the Tax Act) at the end of such period. Canadian Holders who may be affected by these rules are urged to consult their own tax advisors.

A Canadian Holder that is a “Canadian-controlled private corporation” (as defined in the Tax Act) throughout the year may be liable to pay an additional tax (refundable in certain circumstances) on its “aggregate investment income” for the year, which is defined to include an amount in respect of taxable capital gains (but not dividends, or deemed dividends, that are deductible in computing taxable income). Tax Proposals announced by the Minister of Finance (Canada) on April 7, 2022, propose to extend this additional tax to “substantive CCPCs”, as defined in the Tax Proposals. Canadian Holders who may be affected by these rules are urged to consult with their own tax advisors in this regard.

Alternative Minimum Tax

A capital gain realized or a dividend deemed to be received by a Canadian Holder who is an individual, including a trust (other than certain specified trusts), as a result of the sale of Shares pursuant to the Offer may give rise to a liability for alternative minimum tax. Such Canadian Holders should consult their own tax advisors with respect to the alternative minimum tax rules set out in the Tax Act.

Shareholders Not Resident in Canada

The following portion of the summary is, subject to the discussion under “General” above, applicable to a Shareholder who, for purposes of the Tax Act and at all relevant times, (i) is not, and is not deemed to be, resident in Canada, (ii) does not use or hold, and is not deemed to use or hold, its Shares in connection with carrying on a business in Canada, (iii) deals at arm’s length with, and is not affiliated with, Algoma, and (iv) is not an insurer that carries on an insurance business in Canada and elsewhere (a “Non-Canadian Holder”).

A Non-Canadian Holder who sells Shares to Algoma pursuant to the Offer will be deemed to receive a dividend equal to the excess, if any, of the amount paid by Algoma for the Shares over the paid-up capital of such Shares for purposes of the Tax Act. Algoma estimates that the paid-up capital per Share on the date hereof is approximately Cdn$5.43 (and, following the Expiration Date, Algoma will advise Shareholders of any material change to this estimate). The exact quantum of the deemed dividend, if any, cannot be guaranteed.

Any dividend deemed to be received by a Non-Canadian Holder will be subject to Canadian withholding tax at a rate of 25% or such lower rate as may be substantiated under the terms of an applicable tax treaty. For example, a dividend received or deemed to be received by a Non- Canadian Holder that is a resident of the United States for the purposes of the Canada-United States Income Tax Convention (the “U.S. Treaty”), is fully entitled to benefits under the U.S. Treaty, and is the beneficial owner of such dividends will generally be subject to withholding tax at a treaty-reduced rate of 15% (or 5% if the beneficial owner of such dividends is a company that owns at least 10% of the Shares).

In view of the potential deemed dividend tax treatment described above on a sale of Shares pursuant to the Offer and the resulting Canadian withholding tax, Non-Canadian Holders who wish to sell their Shares should consult their own tax advisors regarding selling their Shares in the market as an alternative to selling Shares pursuant to the Offer.

The amount paid by Algoma pursuant to the Offer for the Shares less any amount deemed to be received by the Non-Canadian Holder as a dividend will be treated as proceeds of disposition of the Shares. A Non-Canadian Holder will not be subject to tax under the Tax Act on any capital gain realized on the disposition of Shares pursuant to the Offer unless the Shares are “taxable Canadian property” to the Non-Canadian Holder for purposes of the Tax Act and the Shares are not “treaty-protected property” of the Non-Canadian Holder for purposes of the Tax Act at the time of disposition.

Generally, the Shares will not constitute taxable Canadian property to a Non-Canadian Holder at the time of disposition provided that the Shares are listed at that time on a designated stock exchange for purposes of the Tax Act (which currently includes the TSX and Nasdaq), unless at any particular time during the 60-month period that ends at that time: (i) one or any combination of (a) the Non-Canadian Holder, (b) persons with whom the Non-Canadian Holder does not deal at arm’s length, and (c) partnerships in which the Non-Canadian Holder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships, owned 25% or more of the issued shares of any class or series of the capital stock of Algoma; and (ii) more than 50% of the fair market value of the Shares was derived directly or indirectly from one or any combination of (a) real or immovable property situated in Canada, (b) “Canadian resource properties” (as defined in the Tax Act), (c) “timber resource properties” (as defined in the Tax Act), and (d) options in respect of, or interests in, or for civil law rights in, property described in any of the foregoing whether or not the property exists. Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, Shares could be deemed to be taxable Canadian property.

Even if the Shares are taxable Canadian property to a Non-Canadian Holder, a taxable capital gain resulting from the disposition of the Shares will not be included in computing the Non-Canadian Holder’s taxable income earned in Canada for purposes of the Tax Act if, at the time of the disposition, the Shares constitute treaty-protected property of the Non-Canadian Holder for purposes of the Tax Act at the time of the disposition. The

Shares will generally be considered treaty-protected property of a Non-Canadian Holder for purposes of the Tax Act at the time of the disposition if the gain from their disposition would, because of an applicable income tax treaty between Canada and the country in which the Non-Canadian Holder is resident for purposes of such treaty and in respect of Non-Canadian Holder the Holder is entitled to receive benefits thereunder, be exempt from tax under the Tax Act.

In the event that the Shares are considered to be taxable Canadian property but not treaty-protected property, such Non-Canadian Holder will generally realize a capital gain (or capital loss) as if the Non-Canadian Holder were resident in Canada, as described above under “Shareholders Resident in Canada – Disposition of Shares and Deemed Dividend” and “Shareholders Resident in Canada – Taxation of Capital Gains and Losses”.

Non-Canadian Holders whose Shares are or may be taxable Canadian property should consult their own advisors for advice having regard to their particular circumstances, including whether their Shares constitute treaty-protected property.

Certain United States Federal Income Tax Considerations to United States Holders

The following is a general summary of certain material United States federal income tax consequences generally applicable to a beneficial owner of Shares that is a United States Holder (as defined below) and that properly tenders and sells Shares to Algoma pursuant to the Offer. This summary is based on the Code, the Treasury regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, so as to result in United States federal income tax consequences that are materially different from those discussed below. We have not requested and will not request a ruling from the IRS with respect to any of the United States federal income tax consequences described below or any part of the Offer. The IRS may disagree with and challenge any of the conclusions reached herein, and a court may sustain such position.

The summary applies only to United States Holders that hold their Shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment) and does not purport to address all aspects of United States federal income taxation that may be relevant to particular United States Holders in light of their particular circumstances. Specifically, the summary does not address the United States federal income tax consequences to certain types of United States Holders subject to special treatment under the Code (including, but not limited to, banks and other financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, private foundations, charitable remainder trusts, insurance companies, persons holding the Shares as part of a hedging, integrated or conversion transaction, constructive sale, “straddle” or other risk reduction strategy, persons that hold Shares as part of a “wash sale,” persons who acquired Shares through the exercise or cancellation of employee stock options or otherwise as compensation for their services, United States expatriates and former citizens or long-term residents of the U.S., persons subject to the alternative minimum tax, brokers, dealers or traders in securities or currencies, traders that elect mark-to-market treatment for their securities, investors that are subject to the “applicable financial statement” rules under Section 451(b) of the Code, personal holding companies, “S” corporations, tax-qualified retirement plans, holders whose functional currency is not the United States dollar, Non-United States Holders (as defined below), persons that own an interest in a partnership or other pass-through entity that holds Shares, and persons that have owned, or are deemed to have owned for United Stated federal income tax purposes 10% or more of the voting shares of Algoma at any time during the five-year period ending on the date on which Algoma acquires Shares pursuant to the Offer).

This summary does not address the United States federal income tax consequences of the conversion or exercise of Options. Holders of Options are urged to seek tax advice from their own tax advisors in this regard.

This summary does not address the United States federal income tax consequences of the conversion or exercise of Warrants. Holders of Warrants are urged to seek tax advice from their own tax advisors in this regard.

In addition, this summary does not discuss any aspect of United States state and local tax laws or non-United States tax laws that may be applicable to any Shareholder, or any United States federal tax considerations other than United States federal income tax considerations, such as estate and gift tax laws. This summary is applicable to United States Holders who are residents of the United States for purposes of the U.S. Treaty and who qualify for the full benefits of the U.S. Treaty.

For purposes of this summary, a “United States Holder” is (i) an individual citizen or resident of the United States, as determined for United States federal income tax purposes, (ii) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized under the laws of the United States or any state thereof or the District of Columbia, (iii) an estate, the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust (A) if a court within the United States is able to exercise primary supervision over its administration and one or more United States persons, as defined under Section 7701(a)(30) of the Code, have authority to control all substantial decisions of the trust or (B) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person. A “Non-United States Holder” means any holder of Shares that is neither a United States Holder nor a partnership.

The tax treatment of a partner in a partnership, or other entity treated as a partnership for United States federal income tax purposes, will generally depend on the status of the partner and the activities of the partnership. Partnerships tendering Shares and persons holding beneficial interests in Shares through a partnership are urged to consult their own tax advisors.

This summary is of a general nature only. It is not intended to constitute, and should not be construed to constitute, legal or tax advice to any particular United States Holder. United States Holders are urged to consult their own tax advisors as to the specific tax consequences of the Offer to them in light of their particular circumstances, including tax return reporting requirements, the applicability and effect of United States federal, state, local and any non-United States tax laws, and the effect of any proposed changes in applicable tax laws.

General

A United States Holder’s exchange of Shares for cash pursuant to the Offer generally will be a taxable transaction for United States federal income tax purposes. As discussed below, the United States federal income tax consequences to a United States Holder may vary depending upon the United States Holder’s particular facts and circumstances. In particular, whether the exchange is properly treated as a sale or exchange or a distribution will depend on the facts applicable to a United States Holder’s particular situation. Accordingly, United States Holders should consult their own tax advisors as to the United States federal income tax consequences to them of participating in the Offer.

Treatment as a Sale or Exchange

Under Section 302 of the Code, a transfer of Shares to Algoma by a United States Holder pursuant to the Offer will, as a general rule, be treated as a sale or exchange of the Shares for United States federal income tax purposes only if the receipt of cash upon the sale (a) is “substantially disproportionate” with respect to the United States Holder, (b) results in a “complete redemption” of the United States Holder’s interest in Algoma or (c) is “not essentially equivalent to a dividend” with respect to the United States Holder. These tests (the “Section 302 tests”) are explained more fully below.

If any of the Section 302 tests is satisfied, a tendering United States Holder will recognize gain or loss equal to the difference between the amount realized (generally determined as described below and before any withholding tax) by the United States Holder pursuant to the Offer and the United States Holder’s basis in the Shares sold pursuant to the Offer. Subject to the discussion of the passive foreign investment company (“PFIC”) rules below, the gain or loss will be a capital gain or loss, which will be a long-term capital gain or loss if the Shares have been held for more than one year. Currently, the maximum long-term capital gain rate for non-corporate United States Holders, including individual United States Holders, is 20%. Certain limitations apply to the deductibility of capital losses by United States Holders. A United States Holder holding more than one block of Shares (generally, those acquired at the same cost in a single transaction) can choose the basis and holding period of the stock redeemed by adequately identifying the tendered Shares. Absent such an identification, the Shares earliest acquired by the United States Holder among such United States Holder’s total ownership will be those considered tendered pursuant to the Offer. United States Holders holding more than one block of Shares are urged to consult their own tax advisors regarding the process to adequately identify tendered Shares.

Treatment as a Distribution

If none of the Section 302 tests is satisfied, the full amount received by the United States Holder with respect to the purchase of Shares pursuant to the Offer will be treated as a distribution by Algoma in respect of such United States Holder’s Shares. Subject to the discussion of the PFIC rules below, this distribution will be treated as a dividend to the United States Holder to the extent of the United States Holder’s share of Algoma’s current and accumulated earnings and profits, if any, as determined under United States federal income tax principles. Assuming that Algoma is not a PFIC in the current or a prior taxable year and subject to certain requirements (including certain holding period requirements), such dividends received by non-corporate United States Holders, including individual United States Holders, are generally taxable as “qualified dividend income” at a maximum tax rate of 20%. To the extent that the amount received by a United States Holder exceeds the United States Holder’s share of Algoma’s current and accumulated earnings and profits, the excess first will be treated as a tax-free return of capital to the extent of the United States Holder’s tax basis in its Shares and the United States Holder’s tax basis in its Shares will be reduced (but not below zero) by such excess. Any remainder will be treated as capital gain from the sale of Shares. Algoma does not currently expect to calculate its earnings and profits under United States federal income tax principles and cannot provide United States Holders with such information. Therefore, United States Holders should expect the entire amount received pursuant to the Offer to be treated as a dividend if such amount is treated as a distribution as described above.

If, with respect to a United States Holder, the tender and sale of Shares pursuant to the Offer is treated as a distribution by Algoma with respect to such United States Holder’s Shares, such United States Holder’s adjusted tax basis in its remaining Shares generally will be increased by such United States Holder’s adjusted tax basis in the Shares tendered and sold pursuant to the Offer and will be decreased by any portion of such United States Holder’s proceeds from the Offer that are treated as a tax-free return of capital as described above. Any amount received by a corporate United States Holder that is treated as a dividend generally will not be eligible for the dividends received deduction. No assurance can be given that any of the Section 302 tests (discussed below) will be satisfied as to any particular United States Holder, and thus no assurance can be given that any particular United States Holder will not be treated as having received a dividend for United States federal income tax purposes.

Constructive Ownership of Shares

In determining whether any of the Section 302 tests is satisfied, a United States Holder must take into account not only Shares actually owned by the United States Holder, but also Shares that are constructively owned by the United States Holder pursuant to Section 318 of the Code. Under Section 318 of the Code, a United States Holder may constructively own Shares actually owned, and in some cases constructively owned, by certain related individuals and certain entities in which the United States Holder has an interest or that have an interest in the United States Holder, as well as any Shares the United States Holder has a right to acquire by exercise of an option or a warrant, or by the conversion or exchange of a security.

The Section 302 Tests

One of the following tests must be satisfied in order for the sale of Shares pursuant to the Offer to be treated as a sale or exchange rather than as a distribution for United States federal income tax purposes. United States

Holders are urged to consult their own tax advisors concerning the application of the Section 302 tests to their particular circumstances.

(a)

“Substantially Disproportionate” Test – The receipt of cash by a United States Holder will have the effect of a “substantially disproportionate” distribution by Algoma with respect to the United States Holder if the percentage of the outstanding voting shares of Algoma actually and constructively owned by the United States Holder immediately following the sale of Shares pursuant to the Offer (treating Shares purchased pursuant to the Offer as not outstanding) is less than 80% of the percentage of the outstanding voting shares of Algoma actually and constructively owned by the United States Holder immediately before the exchange (treating Shares purchased by Algoma pursuant to the Offer as outstanding).

(b)

“Complete Redemption” Test – The receipt of cash by a United States Holder will be treated as a complete redemption of a United States Holder’s equity interest in Algoma if either (i) all of the Shares actually and constructively owned by the United States Holder are sold pursuant to the Offer, or (ii) all of the Shares actually owned by the United States Holder are sold pursuant to the Offer and the United States Holder is eligible to waive, and effectively waives, the attribution of all shares of Algoma constructively owned by the United States Holder in accordance with the procedures described in Section 302(c)(2) of the Code and the Treasury regulations promulgated thereunder.

(c)

“Not Essentially Equivalent to a Dividend” Test – The receipt of cash by a United States Holder will generally be treated as “not essentially equivalent to a dividend” if the United States Holder’s sale of Shares pursuant to the Offer results in a “meaningful reduction” of the United States Holder’s proportionate interest in Algoma. Whether the receipt of cash by the United States Holder will be treated as not essentially equivalent to a dividend will depend on the particular facts and circumstances, including the number of Shares purchased by Algoma pursuant to the Offer. However, in certain circumstances, in the case of a United States Holder holding a small minority interest in Algoma’s Shares, it is possible that even a small reduction in such interest may be treated as a “meaningful reduction,” and thus may satisfy the “not essentially equivalent to a dividend” test. The IRS has ruled that a small reduction by a minority shareholder whose relative stock interest is minimal and who exercises no control over the affairs of the corporation will meet this test. United States Holders are urged to consult their own tax advisors concerning the application of the “not essentially equivalent to a dividend” test to their particular circumstances.

Under certain circumstances, it may be possible for a tendering United States Holder to satisfy one of the Section 302 tests by contemporaneously selling or otherwise disposing of all or some of the Shares that are actually or constructively owned by the United States Holder but that are not purchased pursuant to the Offer. Correspondingly, a United States Holder may fail to satisfy any of the Section 302 tests because of contemporaneous acquisitions of Shares by the United States Holder or by a related party whose Shares are constructively owned by the United States Holder. United States Holders are urged to consult their own tax advisors regarding the consequences of such sales or acquisitions in their particular circumstances.

We cannot predict whether or the extent to which the Offer will be over-subscribed. If the Offer is over-subscribed, Algoma’s purchase of Shares tendered may be prorated. Thus, even if all the Shares actually and constructively owned by a United States Holder are tendered, it is possible that not all of the Shares will be purchased by Algoma, which in turn may affect the United States Holder’s United States federal income tax consequences, in particular, the United States Holder’s ability to satisfy one of the Section 302 tests described above.

Passive Foreign Investment Company

Special United States federal income tax rules apply to United States Holders owning stock of a PFIC. A foreign corporation will be considered a PFIC for any taxable year in which (i) 75% or more of its gross income is passive income, or (ii) 50% or more of the value (determined on the basis of a quarterly average) of its assets are considered “passive assets” (generally, assets that generate passive income).

Algoma believes that its Shares should not currently be, and does not believe that they should have ever been treated as, stock of a PFIC for United States federal income tax purposes, but this conclusion depends on complex factual determinations that are made annually and thus there can be no assurance that Algoma is not and has not been a PFIC. If Algoma were to be treated as a PFIC at any time during a United States Holder’s holding period in a Share, gain realized on the sale or other disposition of such Share would in general not be treated as capital gain. Instead, unless a United States Holder makes, or has made, certain elections with respect to such United States Holder’s Shares, such United States Holder would be treated as if it had realized such gain and certain “excess distributions” ratably over its holding period for the Shares. If Algoma were to be treated as a PFIC, the amounts allocable to the taxable year of the sale or other disposition of the Shares and to any taxable year in such United States Holder’s holding period for the Shares before Algoma became a PFIC would be taxable as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate on ordinary income in effect for individuals or corporations, as appropriate for that taxable year, and an interest charge would be imposed on the resulting tax liability. With certain exceptions, a United States Holder’s Shares will be treated as stock in a PFIC if Algoma were a PFIC at any time during such United States Holder’s holding period in its Shares. Dividends received by a United States Holder from Algoma will not be eligible for the tax rates applicable to “qualified dividend income” if Algoma is treated as a PFIC with respect to such United States Holder either in the taxable year of the distribution or the preceding taxable year, but instead will be taxable at rates applicable to ordinary income.

The rules dealing with PFICs and associated elections are very complex and are affected by various factors in addition to those described above. United States Holders are urged to consult their own tax advisors regarding the adverse United States federal income tax consequences of owning stock of a PFIC and of making certain elections designed to lessen those adverse consequences.

Foreign Tax Credit

A United States Holder may be subject to Canadian withholding tax on certain of the amounts to be paid to such holder in connection with the Offer. See “Certain Canadian Federal Income Tax Considerations – Shareholders Not Resident in Canada,” above. The amount subject to Canadian withholding tax may be greater than the amount of gain actually recognized by such holder for United States federal income tax purposes. The ability of a United States Holder to claim a foreign tax credit with respect to any Canadian taxes withheld on amounts received pursuant to the Offer is subject to complex limitations, including the general limitation that the credit cannot exceed the proportionate share of a United States Holder’s United States federal income tax liability that such United States Holder’s “foreign source” taxable income bears to such United States Holder’s worldwide taxable income. In general, for United States foreign tax credit limitation purposes, amounts that are treated as dividends paid by Algoma will be treated as foreign source income, but amounts received by a United States Holder that are treated as gains from a sale or exchange of Shares generally will be treated as income from sources within the United States. Accordingly, the ability of a United States Holder to obtain a foreign tax credit in respect of amounts treated as gains from the sale or exchange of Shares may require that such United States Holder make an election pursuant to the U.S. Treaty and the Code pursuant to which such gains would be treated as foreign source income for United States federal income tax purposes. The application of this election in connection with the Offer is subject to uncertainty.

Even if a United States Holder makes such an election, the ability of such holder to obtain a foreign tax credit with respect to Canadian taxes withheld in connection with the Offer will remain subject to a number of complex limitations provided in the Code and Treasury regulations. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, amounts treated as dividends with respect to the Offer generally will constitute “passive category income.” The rules governing the foreign tax credit are complex. United States Holders are urged to consult their own United States tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Additional Tax on Investment Income

United States Holders who are individuals, estates, or trusts and whose income exceeds certain thresholds will be required to pay (in addition to other United States federal income tax) a 3.8% tax on net investment income, including dividends and gains from the sale or other taxable disposition of the Shares. United States Holders are urged to consult their own tax advisors regarding whether this tax will apply to them.

Information Reporting and Backup Withholding

Proceeds from the sale of Shares pursuant to the Offer will generally be subject to information reporting to the IRS. A United States Holder may be subject to backup withholding tax (at a rate of 24%) with respect to payments made to it unless the United States Holder provides an accurate taxpayer identification number and certifies, among other things, that such number is correct. Backup withholding is not an additional tax. The amount of any backup withholding collected will be allowed as a refund or credit against the United States Holder’s United States federal income tax liability, provided that the required information is furnished to the IRS in a timely manner.

16.	Legal Matters and Regulatory Approvals

Algoma is not aware of any license or regulatory permit that is material to the Corporation’s business that might be adversely affected by the Corporation’s acquisition of Shares pursuant to the Offer or, except as noted below, of any approval or other action by any government or governmental, administrative or regulatory authority or agency in any jurisdiction, that would be required for the acquisition or ownership of Shares by the Corporation pursuant to the Offer and that has not been obtained on or before the date hereof. Should any such approval or other action be required, the Corporation currently contemplates that such approval will be sought or other action will be taken. Algoma cannot predict whether it may determine that it must delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter.

There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Corporation’s business. The Corporation is relying on the “liquid market exemption” specified in MI 61-101. Accordingly, the valuation requirements of securities regulatory authorities in Canada applicable to issuer bids generally are not applicable in connection with the Offer.

The Corporation has filed an exemptive relief application with securities regulatory authorities in Canada to permit the Corporation to extend the Offer, in circumstances in which all of the terms and conditions of the Offer have either been satisfied or waived by Algoma, without first taking up Shares which have been deposited (and not withdrawn) before the Offer was previously scheduled to expire. See “Offer to Purchase – Extension and Variation of the Offer”.

The Corporation’s obligations under the Offer to take up and pay for Shares are subject to certain other conditions. See “Offer to Purchase – Conditions of the Offer”.

17.	Source of Funds

Assuming that the Offer is fully subscribed, the value of Shares purchased in the Offer will be US$400,000,000. Algoma intends to fund any purchases of Shares pursuant to the Offer from cash on hand. The Offer is not conditional on the receipt of financing.

18.	Dealer Managers

BMO Nesbitt Burns Inc. and BMO Capital Markets Corp. have been retained to serve as dealer managers in Canada and the United States, respectively. The Dealer Managers have also been retained as financial advisors in connection with the Offer. The Dealer Managers may communicate with investment dealers, stock brokers, commercial banks, trust companies and dealers with respect to the Offer.

BMO Nesbitt Burns Inc. and BMO Capital Markets Corp. and their respective affiliates have provided, and may in the future provide, various investment banking, commercial banking and other services to us, for which they have received, or we expect they will receive, customary compensation from us.

In the ordinary course of business, including in their trading and brokerage operations and in a fiduciary capacity, the Dealer Managers and their respective affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in our securities. The Dealer Managers may from time to time hold Shares in their proprietary accounts, and, to the extent they own Shares in these accounts at the time of the Offer, the Dealer Managers may tender the Shares pursuant to the Offer.

19.	Depositary

Algoma has appointed TSX Trust Company to act as a depositary for, among other things, (i) the receipt of certificates and/or DRS representing Shares and related Letters of Transmittal tendered under the Offer, (ii) the receipt of Notices of Guaranteed Delivery delivered pursuant to the procedures for guaranteed delivery set forth under “Offer to Purchase – Procedure for Tendering Shares”, (iii) the receipt from the Corporation of cash to be paid in consideration of the Shares acquired by the Corporation under the Offer, as agent for the tendering Shareholders, and (iv) the transmittal of such cash to the tendering Shareholders, as agent for the tendering Shareholders. The Depositary may contact Shareholders by mail, telephone or facsimile and may request brokers, dealers and other nominee Shareholders to forward materials relating to the Offer to beneficial owners.

20.	Fees and Expenses

The Dealer Managers will receive fees from Algoma for their services as dealer managers and financial advisors in connection with the Offer. Algoma has agreed to reimburse the Dealer Managers for certain reasonable out-of-pocket expenses incurred in connection with the Offer and to indemnify the Dealer Managers against certain liabilities to which they may become subject as a result of their engagement as dealer managers and financial advisors, including liabilities under applicable securities law.

Cormark will receive fees from Algoma for its services in providing the Liquidity Opinion and will be reimbursed for certain reasonable out-of-pocket expenses. Such fees are not contingent upon the conclusions reached by Cormark in the Liquidity Opinion.

Algoma has retained TSX Trust Company to act as the depositary in connection with the Offer. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under Canadian provincial securities laws.

Algoma will not pay any fees or commissions to any stock broker or dealer or any other person for soliciting deposits of Shares pursuant to the Offer. Stock brokers, dealers, commercial bankers and trust companies will, upon request, be reimbursed by Algoma for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

Algoma expects to incur expenses of approximately US$1.5 million in connection with the Offer, which includes filing fees, dealer manager fees, the fees for the Liquidity Opinion, legal, translation, accounting, summary advertisement, depositary and printing fees.

21.	Statutory Rights

Securities legislation in the provinces and territories of Canada provides security holders of the offeree issuer with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or to damages if there is a misrepresentation in a circular or notice that is required to be delivered to the Shareholders. However, such rights must be exercised within prescribed time limits. Security holders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

APPROVAL AND CERTIFICATE

June 21, 2022

The Board of Directors of Algoma Steel Group Inc. has approved the contents of the Offer to Purchase and the accompanying Issuer Bid Circular dated June 21, 2022 and the sending, communication or delivery thereof to the holders of its common shares. The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

(signed) “Michael Garcia” Chief Executive Officer	(signed) “Rajat Marwah” Chief Financial Officer

On behalf of the Board of Directors

(signed) “Andrew Schultz” Director	(signed) “Andrew Harshaw” Director

CONSENT OF CORMARK SECURITIES INC.

To:	The Board of Directors of Algoma Steel Group Inc.

We consent to the inclusion of our name and the reference to our liquidity opinion dated June 21, 2022 in the section titled “Purpose and Effect of the Offer – Liquidity of Market” in the Issuer Bid Circular dated June 21, 2022 of Algoma Steel Group Inc. in connection with its offer to the holders of its common shares, and the inclusion of the text of our opinion in Schedule A thereof. Our Liquidity Opinion was given as at June 21, 2022 and remains subject to the assumptions, qualifications and limitations contained therein. In providing our consent, we do not intend that any person other than the directors of Algoma Steel Group Inc. will be entitled to rely upon our opinion.

June 21, 2022

(signed) “Cormark Securities Inc.”

SCHEDULE A

LIQUIDITY OPINION OF CORMARK SECURITIES INC.

June 21, 2022

Algoma Steel Group Inc.

105 West Street

Sault Ste. Marie, Ontario, Canada

P6A 7B4

Re: Liquidity Opinion of Cormark Securities Inc.

To the Board of Directors:

Cormark Securities Inc. (“Cormark”, “we” or “us”) understands that Algoma Steel Group Inc. (the “Issuer”) is considering undertaking a substantial issuer bid (the “Offer”) to purchase for cash a number of common shares (“Common Shares”) of the Issuer for an aggregate purchase price not exceeding US$400,000,000. The purchase price of the Common Shares taken up by the Issuer under the Offer will be determined in the manner described in the Offer to Purchase (defined below) but will be not less than US$8.75 and not more than US$10.25 per Common Share. We understand that the Offer will constitute an “issuer bid” for purposes of National Instrument 62-104 Take-Over Bids and Issuer Bids of the Canadian Securities Administrators (“NI 62-104”). Cormark understands that the terms and conditions of the Offer will be set forth in an offer to purchase and issuer bid circular to be dated June 21, 2022 and mailed to the holders of the Common Shares in connection with the Offer (the “Offer to Purchase”). The terms used herein which are used or defined in the Offer to Purchase and not otherwise defined herein will have the same meaning as used in the Offer to Purchase.

Cormark has been retained by the Issuer to prepare and deliver to the Board of Directors of the Issuer (the “Board”) an opinion (the “Liquidity Opinion”) as to whether, as of the date hereof, (i) a liquid market (as such term is used in Multilateral Instrument 61-101 Protection of Minority Security Holders in Special Transactions of the Canadian Securities Administrators (“MI 61-101”)) for the Common Shares exists, and (ii) it is reasonable for the Board to conclude that, following the completion of the Offer, there will be a market for holders of the Common Shares who do not tender to the Offer that is not materially less liquid than the market that existed at the time of the making of the Offer. We understand that the Board has sought the Liquidity Opinion from Cormark as the basis for relying on an exemption from the requirement to obtain a formal valuation in respect of the Common Shares in accordance with MI 61-101.

Engagement

The Issuer engaged Cormark to render the Liquidity Opinion pursuant to an engagement letter dated June 2, 2022 (the “Engagement Agreement”). The Engagement Agreement provides that Cormark is to be paid a fixed fee for the preparation and delivery of the Liquidity Opinion, no part of which is contingent upon the completion or success of the Offer or the conclusions of the Liquidity Opinion and notwithstanding that the Liquidity Opinion may be subsequently amended, supplemented or withdrawn in accordance with the Engagement Letter. In addition, Cormark is to be reimbursed for its reasonable out-of-pocket expenses and to be indemnified by the Issuer in certain circumstances as set out in the Engagement Agreement. The fees paid to Cormark in connection with the Engagement Agreement are not financially material to us. Cormark consents to: (i) the inclusion of the Liquidity Opinion in its entirety, and a summary thereof in a form acceptable to Cormark, acting reasonably, in the Offer to Purchase to be mailed to holders of Common Shares and to the filing thereof, as necessary, by the Issuer with the securities commissions or similar regulatory authorities in Canada; and (ii) the inclusion of references to the Liquidity Opinion, and a summary thereof in a form acceptable to Cormark, acting reasonably, in any press release issued by the Issuer in respect of the Offer.

Credentials of Cormark

Cormark is an independent Canadian investment dealer providing investment research, equity sales and trading and investment banking services to a broad range of institutions and corporations. Cormark has participated in a significant number of transactions involving public and private companies and has extensive experience in preparing liquidity opinions. The Liquidity Opinion expressed herein represents the opinion of Cormark and its form and content have been approved for release by a committee of its directors and officers, each of whom is experienced in merger, acquisition, divestiture, liquidity opinion and capital market matters.

Relationship with Interested Parties

Neither Cormark nor any of its affiliates is an “issuer insider”, “associated entity” or “affiliated entity” (as those terms are defined in MI 61-101) of the Issuer or any control person of the Issuer, or any person that would reasonably be expected to be a control person of the Issuer upon successful completion of the Offer (collectively, the “Interested Parties”).

Neither Cormark nor any of its affiliates has acted as a lead or co-lead underwriter or provided any valuation of financial advisory services to an Interested Party within the past two years or had a material financial interest in any transaction involving an Interested Party. Neither Cormark nor any of its affiliates is a lender of a material amount of indebtedness to any Interested Party.

Neither Cormark nor any of its affiliates has a material financial interest in the completion of the Offer. The fixed fee payable to Cormark pursuant to the Engagement Agreement does not depend in whole or in part on an agreement, arrangement or understanding that gives Cormark a financial incentive in respect of the conclusions reached in the Liquidity Opinion or the outcome of the Offer. Neither Cormark nor any of its affiliates is a manager or co-manager of a soliciting dealer group for the Offer, nor a member of a soliciting dealer group for the Offer where, in its capacity as a soliciting dealer, Cormark or its affiliates performs services beyond the customary soliciting dealer’s function or receives more than the per Common Share or per Shareholder fees payable to other members of the group.

There are currently no understandings, agreements or commitments between Cormark or any of its affiliates with any Interested Party with respect to any future business dealings. Cormark acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the Common Shares or other securities of the Issuer, or any of its associates or affiliates and, from time to time, may have executed or may execute transactions on behalf of such companies or clients for which it received or may receive compensation. As an investment dealer, Cormark conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to the Issuer or the Offer.

Based on the foregoing, Cormark is independent of the Interested Parties within the meaning of MI 61-101.

Scope of Review

In connection with our Liquidity Opinion, we have reviewed and relied upon or carried out, among other things, the following:

1.	information related to the business, operations and financial performance of the Issuer;

2.	the most recent draft of the Offer to Purchase (the “Draft Offer to Purchase”);

3.

the trading activity, volumes, and price history of the Common Shares on the Toronto Stock Exchange (the “TSX”), the Nasdaq Stock Exchange (the “Nasdaq”) and other alternative trading venues since the stock’s first public trading day on October 20, 2021;

4.	the profile of the distribution and ownership of the Common Shares, to the extent publicly disclosed or provided to us by the Issuer;

5.	the trading activity and volumes of equity securities of other entities listed and traded on the TSX as we determined necessary in order to provide the Liquidity Opinion;

6.

the number of Common Shares proposed to be purchased under the Offer relative to (i) the total number of Common Shares issued and outstanding, less (ii) the number of Common Shares beneficially owned, or over which control or direction was exercised, by related parties of the Company and Common Shares that were not freely tradable (the “public float”);

7.	public information with respect to the Issuer and the Common Shares;

8.	the Issuer’s normal course issuer bid commenced on March 3, 2022;

9.	the definition of “liquid market” as outlined in MI 61-101 and certain other parameters in MI 61-101;

10.	certain precedent issuer bids that were considered relevant;

11.	discussions with senior management of the Issuer; and

12.	such other corporate, industry, and financial market information, investigations and analyses as Cormark considered necessary or appropriate in the circumstances.

Assumptions and Limitations

With the Board’s approval and as provided for in the Engagement Agreement, Cormark has relied upon the completeness, accuracy, and fair presentation of all of the financial (including, without limitation, the financial statements of the Issuer) and other information, data, advice, opinions, or representations obtained by it from public sources, senior management of the Issuer, and their consultants and advisors (collectively, the “Information”). The Liquidity Opinion is conditional upon such completeness, accuracy, and fair presentation of such Information. Subject to the exercise of professional judgment and except as expressly described herein, we have not attempted to verify independently the completeness, accuracy, or fair presentation of any of the Information.

Senior officers of the Issuer have represented to Cormark in a certificate delivered as of the date hereof, among other things, that: (i) the Information provided orally by, or in the presence of, an officer or employee of the Issuer or in writing by the Issuer, any of its affiliates (as such term is defined in NI 62-104) or any of their respective agents or advisors, for the purpose of preparing the Opinion was at the date provided to Cormark, and is at the date hereof complete, true and correct in all material respects, and did not and does not contain any untrue statement of material fact, and did not and does not omit to state any material fact necessary to make such Information or any statement contained therein, not misleading in light of the circumstances under which the Information was provided to Cormark; and (ii) since the dates on which the Information was provided to Cormark, except as disclosed in writing to Cormark, there has been no material change or change in material facts, financial or otherwise, which might reasonably be considered material to the Liquidity Opinion.

In preparing the Liquidity Opinion, Cormark has made several assumptions, including that the Offer will be completed in accordance with the terms and conditions of, and substantially within the time frames specified in, the Draft Offer to Purchase without any waiver or amendment of any material term or condition thereof, that there will be no significant change in the holdings of the Common Shares other than as a result of the Offer, and that the disclosure provided or incorporated by reference in the Draft Offer to Purchase with respect to the Issuer, its subsidiaries and affiliates and the Offer is accurate in all material respects.

The Liquidity Opinion is rendered on the basis of securities markets, economic, financial and general business conditions prevailing as at the date hereof and conditions affecting the Issuer and the Common Shares at the date hereof.

The Liquidity Opinion has been provided for the use of the Board in determining the availability of an exemption from the formal valuation requirements of MI 61-101 and may not be used by any other person or relied upon by any other person other than the Board without the express prior written consent of Cormark. The Liquidity Opinion is given as of the date hereof and Cormark disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Liquidity Opinion that may come or be brought to Cormark’s attention after the date hereof. Without limiting the foregoing, if there is any material change in any fact or matter affecting the Liquidity Opinion after the date hereof, Cormark reserves the right to change, modify, or withdraw the Liquidity Opinion.

Cormark believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the Liquidity Opinion. The preparation of an opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis. The Liquidity Opinion is not to be construed as a recommendation to any holder of Common Shares as to whether to tender their Common Shares to the Offer.

For purposes of the Liquidity Opinion, the phrase “liquid market” has the meaning ascribed thereto in paragraph (b) of subsection 1.2(1) of MI 61-101.

Conclusion

Based upon and subject to the foregoing, Cormark is of the opinion that, as of the date hereof: (i) a liquid market for the Common Shares exists; and (ii) it is reasonable to conclude that, following the completion of the Offer, there will be a market for holders of the Common Shares who do not tender to the Offer that is not materially less liquid than the market that existed at the time of the making of the Offer.

Yours very truly,

CORMARK SECURITIES INC.

The Letter of Transmittal, certificates for Shares and any other required documents must be sent or delivered by each tendering Shareholder or the tendering Shareholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its mailing addresses specified below. Any other questions or requests may be directed to the Depositary at the email address, facsimile and telephone numbers specified below.

TSX Trust Company

By Mail

P.O. Box 1036

Adelaide Street Postal Station

Toronto, Ontario M5C 2K4

Attention: Corporate Actions

By Hand, Courier or Registered Mail

1 Toronto Street

Suite 1200

Toronto, Ontario M5C 2V6

Attention: Corporate Actions

Inquiries

Telephone: (416) 682-3860

Toll Free: 1-800-387-0825

E-mail: shareholderinquiries@tmx.com

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Any questions or requests for assistance may be directed to the Depositary at the addresses and telephone number specified above. Shareholders also may contact their broker, commercial bank, trust company or other nominee for assistance concerning the Offer. Additional copies of the Offer to Purchase and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Depositary. Manually executed photocopies of the Letter of Transmittal will be accepted.

The Dealer Managers for the Offer are:

In Canada: BMO Nesbitt Burns Inc. First Canadian Place 100 King St. W. Toronto, Ontario M5X 1H3 Email: AlgomaSIB@bmo.com	In the United States: BMO Capital Markets Corp. 3 Times Square, 28th Floor New York, NY 10036 Email: AlgomaSIB@bmo.com